UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.          )

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Liberty Tax, Inc.
(Name of Registrant as Specified In Its Charter)

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LIBERTY TAX, INC.
1716 Corporate Landing Parkway
Virginia Beach, Virginia 23454

November [16], 2018

Dear Fellow Stockholder:

You are cordially invited to attend Liberty Tax, Inc.'s 2018 Annual Meeting of Stockholders, which will be held on Thursday, December 13, 2018 at 1:30 p.m., Eastern Time, at the Company's corporate headquarters located at 1732 Corporate Landing Parkway, Virginia Beach, Virginia 23454. Details regarding admission to the meeting and the business to be conducted are described in this Proxy Statement. We have also made available with this Proxy Statement a copy of our Annual Report on Form 10-K for the year ended April 30, 2018, which includes our 2018 audited consolidated financial statements and provides information about our business.

The attached Proxy Statement, with the accompanying notice of the meeting, describes the matters expected to be acted upon at the meeting. We urge you to review these materials carefully and to take part in the affairs of our Company by voting on the matters described in the accompanying Proxy Statement. We hope that you will be able to attend the meeting. Our directors and management team will be available to answer questions. Afterwards, there will be a vote on the matters set forth in the accompanying Proxy Statement.

The Company’s Board of Directors welcomes and appreciates the interest of all our stockholders in Liberty Tax, Inc.’s affairs and encourages those entitled to vote at the Annual Meeting to take the time to do so. We hope you will attend the Annual Meeting, but whether or not you expect to be personally present, please vote your shares by signing, dating and promptly returning the enclosed proxy card in the accompanying postage-paid envelope. We look forward to your attendance at the meeting and the opportunity to review our developments over the past months and to share with you our plans for the future.

On behalf of the entire Board of Directors, I'd like to thank you for your commitment and support.

Sincerely,

Andrew M. Laurence Chairman of the Board of Directors Liberty Tax, Inc.

LIBERTY TAX, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD DECEMBER 13, 2018

The Annual Meeting of Stockholders of Liberty Tax, Inc. (the "Company"), will be held at the Company's corporate headquarters located at 1732 Corporate Landing Parkway, Virginia Beach, Virginia 23454, on Thursday, December 13, at 1:30 p.m., Eastern Time (the "2018 Annual Meeting").

The 2018 Annual Meeting will be held for the following purposes:

1.	Election of nine (9) Directors to the Board of Directors, each to serve until the 2019 annual meeting and until their successors are elected and qualified;

2.	Ratification of the appointment of Cherry Bekaert LLP ("Cherry Bekaert") as the Company's independent registered public accounting firm for the fiscal year ending April 30, 2019;

3.	Approval, in an advisory and non-binding vote, of the compensation of the Company’s named executive officers as disclosed in the Proxy Statement;

4.	Vote, on an advisory and non-binding basis, on the frequency of future advisory votes on the compensation of the Company’s named executive officers;

5.	Approval of the Company’s Second Amended and Restated Certificate of Incorporation; and

6.    Transaction of any other business that properly comes before the meeting and any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice. The Board of Directors has fixed the close of business on November 9, 2018 as the record date for determining stockholders of the Company entitled to receive notice of and vote at the meeting.

Stockholders of record of the Company's Class A common stock as of the close of business on November 9, 2018 are entitled to receive notice of, and to vote at, the 2018 Annual Meeting. Included in these materials are the Proxy Statement and the Company's 2018 Annual Report to Stockholders ("2018 Annual Report"), which includes the Company's audited consolidated financial statements for the fiscal year ended April 30, 2018. The notice and proxy card are filed as part of the Proxy Statement. These materials are being sent to stockholders on or about November [16], 2018 and are also available online at the Company's website at www.libertytax.com and at the Securities and Exchange Commission ("SEC") website at www.sec.gov.

By Order of the Board of Directors,

Nicole Ossenfort President and Chief Executive Officer Liberty Tax, Inc.

Virginia Beach, Virginia
November [16], 2018

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE 2018 ANNUAL MEETING AND VOTING

PROXY STATEMENT

This proxy statement ("Proxy Statement") is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Liberty Tax, Inc., a Delaware corporation (the "Company") in connection with the Annual Meeting of Stockholders scheduled for December 13, 2018, at 1:30 p.m., Eastern Time at the Company's corporate headquarters located at 1732 Corporate Landing Parkway, Virginia Beach, Virginia 23454 (the "2018 Annual Meeting"). References to the Annual Meeting and this Proxy Statement include any adjournment or postponement of the Annual Meeting. The proxy materials were first mailed to stockholders on or about November [16], 2018.

VOTING INSTRUCTIONS AND INFORMATION

Who may vote at the 2018 Annual Meeting?

Each holder of the [•] shares of the Company's Class A common stock issued and outstanding at the close of business on November 9, 2018 ("Record Date") will be entitled to receive a notice of the 2018 Annual Meeting, and to attend and vote at the 2018 Annual Meeting. The Company’s Class A common stock is the Company’s only class of common stock currently outstanding. These persons are considered "holders of record," and will be entitled to cast one vote per share owned for each proposal to be considered at the 2018 Annual Meeting.

What proposals will be voted on at the 2018 Annual Meeting?

Stockholders will vote on five proposals at the 2018 Annual Meeting:

1.	Election of nine Directors to serve on our Board of Directors (Proposal 1);

2.	Ratification of the appointment of Cherry Bekaert as our independent registered public accounting firm for the fiscal year ending April 30, 2019 (Proposal 2);

3.	Approval, in an advisory and non-binding vote, of the compensation of the Company’s named executive officers as disclosed in the Proxy Statement (Proposal 3);

4.	Vote, on an advisory and non-binding basis, on the frequency of future advisory votes on the compensation of the Company’s named executive officers (Proposal 4); and

5.	Approval of the Company’s Second Amended and Restated Certificate of Incorporation (Proposal 5).

We are not aware of any matters to be presented at the 2018 Annual Meeting other than those described in this Proxy Statement. If any matters not described in the Proxy Statement are properly presented at the 2018 Annual Meeting, the proxies will use their own judgment to determine how to vote your shares. If the 2018 Annual Meeting is adjourned, the proxies may vote your shares at the adjournment or postponement as well.

How does the Board of Directors recommend that I vote on these proposals?

The Board of Directors recommends that you vote your shares:

1.    "FOR" each of the Board's nominees for Director (Proposal 1);

2.    "FOR" the ratification of the appointment of Cherry Bekaert as our independent registered public accounting firm for the fiscal year ending April 30, 2019 (Proposal 2);

3.     "FOR" the approval, in an advisory and non-binding vote, of the compensation of the Company’s named executive officers as disclosed in the Proxy Statement (Proposal 3);

4.     For the option of “ONE YEAR” as the frequency of future advisory votes on executive compensation (Proposal 4); and

5.     "FOR" the approval of the Company’s Second Amended and Restated Certificate of Incorporation (Proposal 5).

Who will bear the cost of this proxy solicitation?

The Company will bear the entire cost of this proxy solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy card, 2018 Annual Report, and any additional solicitation materials sent by the Company to stockholders. The Company may reimburse brokerage firms and other persons representing beneficial owners of common stock for their expenses in forwarding the proxy materials to those beneficial owners. In addition, proxies may be solicited by directors, officers and regular employees of the Company, who will not receive any additional compensation for solicitation, by mail, email, facsimile, telephone or personal contact.

What is included in the proxy materials?

The proxy materials include:

•	This Proxy Statement for the 2018 Annual Meeting, including a proxy card; and

•	Our 2018 Annual Report, which includes our 2018 audited consolidated financial statements.

If I am a stockholder of record, how do I vote?

You may vote by mail, by signing, dating and returning the accompanying proxy card that was sent to you with the proxy materials or you may also vote in person by written ballot at the 2018 Annual Meeting.

Voting Before the 2018 Annual Meeting

How do I vote by mail?

If you do not expect to attend the 2018 Annual Meeting in person, and choose to vote on the proposals on the agenda by mail, simply complete the proxy card, sign and date it, and return it in the postage-paid envelope provided. If you are a stockholder whose shares are held in "street name" (i.e., in the name of a broker, bank or other similar organization), you may obtain a proxy, executed in your favor, from the record holder. You may sign the proxy card and return it to the Company or to Equiniti Group plc at the address indicated on the proxy card, or you may direct the record holder of your shares to vote your proxy in the manner you specify. Further, if your shares are held in street name, you must communicate your instructions respecting the voting of your shares to the record holder, or your broker will be prohibited from voting your shares. Voting by mail will not affect your right to vote in person if you decide to attend the 2018 Annual Meeting; however, if you wish to revoke your proxy, you must first notify the Corporate Secretary of your intent to vote in person, and must actually vote your shares in person at the 2018 Annual Meeting.

What does it mean if I receive more than one set of proxy materials for the 2018 Annual Meeting?

It means your shares are held in more than one account. You should vote all of your shares, using the separate proxy card provided with each set of proxy materials.

What is householding?

As permitted by the SEC, only one set of the proxy materials is being delivered to stockholders residing at the same address, unless the stockholders have notified the Company of their desire to receive multiple copies of proxy materials. This is known as householding.

The Company will promptly deliver, upon request, a separate copy of the Proxy Statement or annual report to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies for the current year or future years should be directed to the Corporate Secretary in writing at 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454, Attention: Corporate Secretary, or by email at kathleen.curry@libtax.com.

How may I view the voting results?

The results of voting at the 2018 Annual Meeting will be filed with the SEC within four business days after the 2018 Annual Meeting and will be available on the SEC's website (www.sec.gov) or on our website (www.libertytax.com). If the final results are not available at that time, we will provide preliminary voting results in a Form 8-K and will provide the final voting results in an amendment to the Form 8-K as soon as they are available.

How may I vote in person at the 2018 Annual Meeting?

If you plan to attend the 2018 Annual Meeting and wish to vote your shares in person, you will be asked to present valid government-issued photo identification, such as a driver's license. If you are a holder of record, you will need to bring with you your proxy card to gain admission to the 2018 Annual Meeting. If you require special assistance due to a disability or other reasons, please notify the Corporate Secretary in writing at 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454, Attention: Corporate Secretary or by email at kathleen.curry@libtax.com.

If your shares are held by a broker, bank or other similar organization, bring with you to the 2018 Annual Meeting the proxy card, any voting instruction form that is sent to you, or your most recent brokerage statement or a letter from your broker, bank or other similar organization indicating that you beneficially owned the shares of common stock as of the Record Date. We can use that to verify your beneficial ownership of common stock and admit you to the 2018 Annual Meeting. If you intend to vote at the 2018 Annual Meeting, you also will need to bring to the 2018 Annual Meeting a legal proxy from your broker, bank or other similar organization that authorizes you to vote the shares that the record holder holds for you in its name.

How may I revoke my proxy?

You may change or revoke your proxy at any time before it is voted at the 2018 Annual Meeting. You can send a written notice of revocation of your proxy to the Corporate Secretary so that it is received before the taking of the vote at the 2018 Annual Meeting. You can also attend the 2018 Annual Meeting and vote in person. Your attendance at the 2018 Annual Meeting will not in and of itself revoke your proxy. In order to revoke your proxy, you must also notify the Corporate Secretary of your intent to vote in person, and then vote your shares at the 2018 Annual Meeting. If you require assistance in changing or revoking your proxy, please contact the Corporate Secretary at 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454, Attention: Corporate Secretary or by email at kathleen.curry@libtax.com.

What constitutes a quorum?

Holders of a majority of the voting power represented by the issued and outstanding shares of capital stock of the Company entitled to vote who are present in person or represented by proxy, will constitute a quorum at the 2018 Annual Meeting. A quorum is required to transact business at the 2018 Annual Meeting. A representative of Equiniti Group plc has been appointed by the Company's Board of Directors to act as the inspector of elections. The inspector of elections will tabulate the votes cast by proxy or in person at the 2018 Annual Meeting, and will determine whether or not a quorum is present. If a quorum is not present, the 2018 Annual Meeting may be adjourned in order to solicit additional proxies.

How are votes counted?

Each holder of Class A common stock will be entitled to one vote for each share of Class A common stock held by such stockholder. In all matters, other than the election of directors and approval of the Second Amended and Restated Certificate of Incorporation and except as otherwise required by law, the Certificate of Incorporation, the Bylaws or the rules and regulations of NASDAQ, the affirmative vote of a majority of the voting power of the shares present or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. A plurality of the voting power of the shares of Class A common stock present in person or represented by proxy at the meeting and entitled to vote with respect to the election of directors shall elect directors. An affirmative majority of the shares of our Class A common stock outstanding and entitled to vote will approve the Company’s Second Amended and Restated Certificate of Incorporation.

Election of Directors (Proposal 1)

To be elected as a Director, a nominee must receive the affirmative vote of a plurality of the votes cast by the holders of Class A common stock and therefore "withhold votes" will not impact the outcome of the elections.

Ratification of Independent Registered Public Accounting Firm (Proposal 2)

Ratification of the appointment of Cherry Bekaert as the Company's independent registered public accounting firm for the fiscal year ending April 30, 2019 requires the affirmative vote of a majority of the voting power of the shares present or represented by proxy and entitled to vote at a meeting at which a quorum is present. Under Delaware law, abstentions are counted as shares present and entitled to vote at the meeting. Therefore, abstentions will have the same effect as a vote "against" the ratification of the Company's independent registered public accounting firm.

Advisory and Non-Binding Vote to Approve the Compensation of the Company’s Named Executive Officers (Proposal 3)

Approval, in an advisory and non-binding vote, of the compensation of the Company’s named executive officers requires the affirmative vote of a majority of the voting power of the shares present or presented by proxy and entitled to vote at a meeting at which a quorum is present. Under Delaware law, abstentions are counted as shares present and entitled to vote at the meeting. Therefore, abstentions will have the same effect as a vote "against" the approval, in an advisory and non-binding vote, of the compensation of the Company’s named executive officers.

Advisory and Non-Binding Vote on the Frequency of Future Advisory Votes on the Compensation of the Company’s Named Executive Officers (Proposal 4)

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years, or you may abstain from voting on this proposal. The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for future advisory votes on the compensation of the Company’s named executive officers that has been selected by stockholders. Because the results of this proposal are determined by a plurality, abstentions will have no effect on the outcome of the proposal.

Approval of the Company’s Second Amended and Restated Certificate of Incorporation (Proposal 5)

Approval of the Company’s Second Amended and Restated Certificate of Incorporation requires the affirmative vote of a majority of the shares of our Class A common stock outstanding and entitled to vote. Under Delaware law, abstentions are counted as shares present and entitled to vote at the meeting. Therefore, abstentions will have the same effect as a vote "against" the approval of the Company’s Second Amended and Restated Certificate of Incorporation. Additionally, because approval of this proposal requires the affirmative vote of a majority of the outstanding shares of Class A common stock, broker non-votes will also have the same effect as a vote "against" the approval of the Company’s Second Amended and Restated Certificate of Incorporation.

Shares represented by proxy will be voted as directed on the proxy form and, if no direction is given, will be voted as follows:

1.	"FOR" the election of each of the Director nominees;

2.	"FOR" the ratification of the appointment of Cherry Bekaert as the Company's independent registered public accounting firm for the fiscal year ending April 30, 2019;

3.	"FOR" the approval, in an advisory and non-binding vote, of the compensation of the Company’s named executive officers as disclosed in the Proxy Statement;

4.	For the option of “ONE YEAR” as the frequency of future advisory votes on executive compensation;

5.	"FOR" the approval of the Company’s Second Amended and Restated Certificate of Incorporation; and

6.	In the best judgment of the persons named in the proxies, with respect to any other matters that may properly come before the meeting.

What are broker non-votes and how are they counted?

Brokers, banks or other similar organizations holding shares in street name for customers who are beneficial owners of such shares are prohibited from voting customers' shares on non-routine matters in the absence of specific instructions from those customers. This is commonly referred to as a "broker non-vote." With respect to the proposals in question, broker non-votes will be counted for quorum purposes but will not be counted as "votes cast" either for or against such proposals.

The election of directors, advisory approval of the compensation of the Company’s named executive officers, approval of the frequency of future advisory votes on executive compensation and approval of the Company’s Second Amended Restated Certificate of Incorporation are considered non-routine matters and, therefore, if you hold your shares through a bank, broker or other similar organization, the organization may not vote your shares on these matters absent specific instructions from you. As such, there may be broker non-votes with respect to these matters. Because broker non-votes with respect to these matters will not be counted as "votes cast," if your shares are held in street name, it is critical that you vote or provide specific instructions to your broker, bank or similar organization if you want your vote to count. On the other hand, the ratification of the selection of Cherry Bekaert as the Company's independent registered public accounting firm is considered a routine matter. Therefore, an organization that holds your shares may vote on this matter without instructions from you and no broker non-votes will occur with respect to this matter.

If you received more than one proxy card, you may hold shares in more than one account. To ensure that all of your shares are voted, you must sign and return each proxy card. As a holder of common stock of the Company, you are always invited to attend the 2018 Annual Meeting and vote your shares in person.

Is my vote confidential?

Yes, it is our policy that documents identifying your vote are confidential. The vote of any stockholder will not be disclosed to any third party before the final vote count at the 2018 Annual Meeting except:

•	To meet any legal requirements;

•	To assert claims for or defend claims against the Company;

•	To allow authorized individuals to count and certify the results of the stockholder vote;

•	To facilitate a successful proxy solicitation; or

•	To respond to stockholders who have written comments on proxy cards.

What is the Company's internet address?

The Company's internet address is www.libertytax.com. The Company's filings with the SEC are available free of charge via the "About Liberty" link at this website (click on the "Investor Relations" heading), and may also be found at the SEC's website at www.sec.gov.

PROPOSAL 1 - ELECTION OF DIRECTORS

Our Certificate of Incorporation and Amended and Restated Bylaws (the "Bylaws") provide that except as may be provided in a resolution or resolutions of the Board of Directors providing for any series of preferred stock with respect to any directors elected (or to be elected) by the holders of that series, the total number of directors constituting the entire Board of Directors shall consist of not less than five nor more than fifteen members, with the precise number of directors to be determined from time to time by a vote of the Board of Directors.

Except as may be provided in a resolution or resolutions providing for any series of preferred stock with respect to any directors elected (or to be elected) by the holders of that series, any vacancies in the Board of Directors and any newly created directorships resulting by reason of any increase in the number of directors may be filled only by the affirmative vote of the holders of at least a majority of the shares of the applicable class of capital stock entitled to elect such director, voting together as a single class, and any directors so appointed shall hold office until the next election of directors and until their successors are elected and qualified. As noted above, the Class A common stock is the only class of common stock currently outstanding. Accordingly, any such vacancies currently will be filled by the affirmative vote of the holders of at least a majority of the shares of Class A common stock.

By resolution of the Board of Directors, the present size of the Board has been established at nine.  The Bylaws include an advance notice procedure for stockholder approvals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the Board of Directors. No nominations were received for the 2018 Annual Meeting, and the nine nominees for the Board of Directors being recommended for election at the 2018 Annual Meeting are being recommended by the Board of Directors, acting upon the recommendation of the Board's Nominating and Corporate Governance Committee. Each of the nine nominees, if elected, will hold office until the next annual meeting of stockholders and until his successor is elected and qualified. The Board has nominated Matthew Avril, Patrick A. Cozza, Thomas Herskovits, Brian R. Kahn, Andrew M. Laurence, Lawrence Miller, G. William Minner, Jr., Bryant R. Riley and Kenneth M. Young for election as directors of the Company. Each nominee has consented to be named and to serve if elected. If any of the nominees becomes unavailable for election for any reason, the proxies will be voted for any substitute nominees.

DIRECTOR NOMINEES

The following table sets forth information regarding our director nominees and designees, as of the date of this Proxy Statement:

Name	Age	Position(s)
Matthew Avril	57	Director
Patrick A. Cozza	62	Director
Thomas Herskovits	71	Director
Brian R. Kahn	44	Director
Andrew M. Laurence	44	Director
Lawrence Miller	69	Director
G. William Minner, Jr.	65	Director
Bryant R. Riley	51	Director
Kenneth M. Young	54	Director

QUALIFICATIONS AND EXPERIENCE OF DIRECTOR NOMINEES

Matthew Avril. Mr. Avril, age 57, has served as a Director of the Company since September 2018 and is a self-employed consultant. He is currently a member of the strategic advisory board of Vintage Capital Management, LLC (“Vintage”). Since January 2018, he has been a director of Babcock & Wilcox. From November 2016 to March 2017, he served as Chief Executive Officer of Diamond Resorts International, Inc., a company in the hospitality and vacation ownership industries. From July 2014 until June 2016, Mr. Avril was a director of Aaron’s, Inc. From March 2011 to April 2016, Mr. Avril was a director of API Technologies. From February 2015 to March 2016, he was consultant to and Chief Executive Officer-elect for Vistana Signature Experiences, Inc. (“Vistana”), a vacation ownership business. Previously, he served as President, Hotel Group, for Starwood Hotels & Resorts Worldwide, Inc. (“Starwood”), an international hotel and leisure company, from August 2008 to July 2012. From 2002 to 2008, he served in a number of executive leadership positions with Starwood, and from 1989 to 1998, held various senior leadership positions with Vistana. Mr. Avril’s management background provides substantial additional expertise to the Board. Mr. Avril is a Certified Public Accountant (inactive status). Mr. Avril received a B.S. from the University of Miami.

Patrick A. Cozza. Mr. Cozza, age 62, has served as a Director of the Company since May 2018 and is managing partner of Cozza Enterprises, LLC, a firm that provides strategic consultation and executive coaching services, a position he has held since January 2014. Mr. Cozza also serves as an Executive in Residence and Lecturer, Wealth Management, at the Silberman College of Business, Fairleigh Dickinson University. Mr. Cozza was formerly Chairman and Chief Executive Officer of HSBC Insurance North America, which operated four insurance companies with operations in the United States, Canada, Mexico, India and the United Kingdom, from January 2006 to December 2014. Concurrently, Mr. Cozza served as Senior Executive Vice President, Retail Banking and Wealth Management - North America for HSBC from January 2011 to December 2014, and previously served as Group Executive, Taxpayer Financial Services and North America and Mexico Insurance for HSBC from January 2002 to December 2006. HSBC Holdings plc is one of the world’s largest banking and financial services organizations. Mr. Cozza was also Chief Executive Officer of Taxpayer Financial Services from 2000 to 2002 and held a variety of senior leadership positions, including Chief Financial Officer, Chief Operating Officer and President of the Beneficial Insurance Group subsidiaries of Beneficial Corporation from 1985 to 1998. Mr. Cozza serves on the Boards of Directors of Scottish Re Life Insurance Company, the National Association of Corporate Directors New Jersey Chapter, Junior Achievement of New Jersey and the Silberman College of Business at Fairleigh Dickinson University. Mr. Cozza provides substantial management, leadership and strategic business experience and expertise to the Board of Directors. Mr. Cozza received a B.S. from Seton Hall University and an M.B.A. from Fairleigh Dickinson University.

Thomas Herskovits. Mr. Herskovits, age 71, served as a Director of the Company from October 2015 until November 2017 and was reappointed to serve as a Director in March 2018. Since 2014, Mr. Herskovits has been managing director of Feldman Advisors, a middle market investment banking firm based in Chicago, and since 1996, he has managed private investments through Herskovits Enterprises. From 2013 through February 2014, he was CEO of WinView, Inc., a technology company. He served on the Board of Directors of that privately-held company from 2012 to 2015. He previously served as non-operating Chairman of the Board of Directors of Natural Golf Corporation, a golf equipment and instruction company, as President & CEO of Specialty Foods, and as President of Kraft Dairy and Frozen Products. Mr. Herskovits was President of the Breakfast Foods Division of General Foods and spent the first nine years of his career in brand management at The Procter & Gamble Company. Mr. Herskovits’ management, finance and consumer products backgrounds provide substantial additional expertise to the Board. Mr. Herskovits received a B.S. in Architecture and Finance and an M.B.A. in Finance and Marketing from Syracuse University.

Brian R. Kahn. Mr. Kahn, age 44, has served as a Director of the Company since September 2018 and founded and has served as the investment manager of Vintage and its predecessor, Kahn Capital Management, LLC, since 1998. Vintage is a value-oriented, operations-focused, private and public equity investor specializing in the consumer, aerospace and defense, and manufacturing sectors. Since 2012, Mr. Kahn has served as Chairman of the Board of Buddy’s Newco LLC, an operator and franchisor of rent-to-own stores under the banners of Buddy’s Home Furnishings, Flexi Compras Corp., and Good-to-Go Wheels and Tires. Since January 2018, Mr. Kahn has been a director of Babcock & Wilcox Enterprises, Inc. (“Babcock & Wilcox”), a global leader in energy and environmental technologies and services for the power and industrial markets. Previously, Mr. Kahn was the Chairman of the board of directors of API Technologies Corporation from 2011 until 2016 and White Electronic Designs Corporation from 2009 until 2010. Mr. Kahn has also served as a director of Aaron’s, Inc., a leader in the sales and lease ownership and specialty retailing of residential furniture, consumer electronics, home appliances and accessories from 2014 until 2015 and Integral Systems, Inc., a provider of products, systems and services for satellite command and control, telemetry and digital signal processing, data communications, enterprise network management and communications information assurance, from 2011 to 2012. Mr. Kahn brings to the Board extensive management and consumer finance expertise, as well as public company experience. Mr. Kahn received a B.A. from Harvard University.

Andrew M. Laurence. Mr. Laurence, age 44, has served as a Director of the Company since September 2018 and is a partner of Vintage. Mr. Laurence joined Vintage in January 2010 and is responsible for all aspects of its transaction sourcing, due diligence and execution. Mr. Laurence served as Corporate Secretary of API Technologies from January 2011 until February 2016; he also served as Vice President of Finance and Chief Accounting Officer from January 2011 to June 2011. Since January 2015, Mr. Laurence has been a director and member of the audit committee of IEC Electronics Corp., a provider of electronic manufacturing services to advanced technology companies that produce life-saving and mission critical products for the medical, industrial, aerospace and defense sectors. Mr. Laurence also serves as a director of Energes Services, LLC, an oilfield services company located in Colorado and as Manager of East Coast Welding & Fabrication, LLC, a metals fabrication business based in Massachusetts. He is also a director of non-profits Good Sports, Inc. and Beth Israel Deaconess Hospital - Milton. Mr. Laurence’s finance experience provides substantial expertise to the Board. Mr. Laurence received a B.A. from Harvard University.

Lawrence Miller. Mr. Miller, age 69, has served as a Director of the Company since May 2018 and is the founder and Vice Chairman of the Board of Directors of StoneMor Partners L.P., an owner and operator of cemeteries and funeral homes in the United States. From April 2004 to May 2017, Mr. Miller was Chairman of the Board, President and Chief Executive Officer of StoneMor Partners L.P. He also served as the Chief Executive Officer and President of Cornerstone Family Services from March 1999 through April 2004. Prior to joining Cornerstone, Mr. Miller was employed by The Loewen Group, Inc. (now known as the Alderwoods Group, Inc.), where he served in various management positions, including Executive Vice President of Operations from January 1997 until June 1998, and President of the Cemetery Division from March of 1995 until December 1996. Prior to joining The Loewen Group, Mr. Miller served as President and Chief Executive Officer of Osiris Holding Corporation, a private consolidator of cemeteries and funeral homes of which Mr. Miller was a one-third owner, from November 1987 until March 1995, when Osiris was sold to The Loewen Group. Mr. Miller served as President and Chief Operating Officer of Morlan International, Inc., one of the first publicly traded cemetery and funeral home consolidators from 1982 until 1987, when Morlan was sold to Service Corporation International. Mr. Miller brings to the Board of Directors extensive operating and managerial expertise, excellent leadership skills and significant experience in advancing growth strategies, including acquisitions and strategic alliances. Mr. Miller received a B.B.A and an M.B.A. in Finance from Temple University.

G. William Minner, Jr. Mr. Minner, age 65, has served as a Director of the Company since February 2018. Since 1996, Mr. Minner has served as a contract Chief Financial Officer and consultant with responsibilities for finance and administration to over 25 companies. From June 1991 to December 1995, Mr. Minner served as Chairman, President and Chief Executive Officer of Suburban Federal Savings Bank in Collingdale, Pennsylvania. From December 1988 to May 1991, Mr. Minner served in various positions with Atlantic Financial Savings, F.A., including Senior Vice President - Credit and First Vice President - Loan Workout. Previously, Mr. Minner served as Audit Manager and Controller for the mortgage subsidiary of Magnet Bank, FSB from July 1984 to December 1988. Mr. Minner is a Certified Public Accountant. Mr. Minner has substantial experience in the financial services industry, including banking, lending, risk management, treasury management, financial analysis, SEC reporting, taxation, accounting and commercial real estate development. Mr. Minner qualifies as an audit committee financial expert under SEC rules. Mr. Minner received an M.B.A. and M.S. in Accounting from Marshall University.

Bryant R. Riley. Mr. Riley, age 51, has served as a Director of the Company since September 2018 and has served as Chief Executive Officer and Chairman of B. Riley Financial, Inc. (“B. Riley”), a leader in providing a diverse suite of financial services and solutions for public and private companies as well as high net worth individuals, since June 2014, and as a director since August 2009. Since July 3, 2017, Mr. Riley has served as Co-Chief Executive Officer of B. Riley FBR, Inc. (formerly FBR Capital Markets & Co., LLC). Previously, Mr. Riley served as the Chairman of B. Riley & Co., LLC since founding the stock brokerage firm in 1997 and served as Chief Executive Officer of B. Riley & Co., LLC from 1997 to 2006. He also previously served as Chairman of DDi Corp from May 2007 to May 2012 and Chairman of Lightbridge Communications Corporation (“LCC”) from October 2009 to October 2015. He also previously served on the boards of Cadiz Inc. from April 2013 to June 2014, Strasbaugh from July 2010 to August 2013, and STR Holdings, Inc. from March 2014 to August 2014. Mr. Riley’s public company experience, as well as his management expertise, provides substantial additional expertise to the Board. He also served on the board of directors for several private companies. Mr. Riley received a B.S. from Lehigh University.

Kenneth M. Young. Mr. Young, age 54, has served as a Director of the Company since September 2018 and currently serves as President of B. Riley. In addition, Mr. Young serves as Chief Executive Officer for B. Riley Principal Investments, a wholly-owned subsidiary of B. Riley, which acquires, invests and operates harvest opportunities across several verticals, including communications, media, construction, and retail, with a focus on maximizing cash flows through operational expertise. Mr. Young has served on the boards of Orion Energy Systems, Inc., a manufacturer of high quality, industry leading LED lighting products, since August 2017 and Globalstar, Inc., a provider of mobile satellite services, since September 2015, and bebe stores, inc., a global brand clothing retailer, since January 2018. He also served on the boards of Proxim Wireless Corporation from December 2016 until July 2018, Special Diversified Opportunities Inc. from March 2015 until May 2017, where he served on the compensation committee, and B. Riley from December 2014 to September 2016, where he was the chair of the audit committee and served on the compensation committees and governance committees. Mr. Young has 30 years of operational, executive and director experience primarily within the communications and finance industry. Previously, he served as Chief Marketing Officer and Chief Operating Officer of the Americas at LCC from 2006 to 2008 before serving as President and Chief Executive Officer from 2008 to 2016. Prior to joining LCC, Mr. Young held various senior executive positions with multiple corporations, including Liberty Media’s TruePosition Location Services subsidiary. Additionally, Mr. Young held senior positions within Cingular Wireless, SBC Wireless, Southwestern Bell Telephone and AT&T as part of his 16-year tenure within the now combined AT&T Corporation. Mr. Young’s background in finance, as well as his management skills, provide valuable experience to the Board of Directors. Mr. Young holds a B.S. from Graceland University and an MBA from the University of Southern Illinois.

COMMITTEES OF THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our Board of Directors currently has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Risk Committee. The responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our Board of Directors. The chart below reflects the current composition of each of the standing committees.

Name of Director	Audit	Compensation	Nominating and Corporate Governance	Risk Committee
Matthew Avril		X		X
Patrick A. Cozza	X	X(1)
Thomas Herskovits			X(1)
Brian R. Kahn			X
Andrew M. Laurence	X			X
Lawrence Miller			X	X(1)
G. William Minner, Jr.	X(1)	X
Bryant R. Riley	X
Kenneth M. Young		X	X
(1) Chairperson of Committee

Audit Committee

Our Audit Committee, which met ten times during the fiscal year ended April 30, 2018 ("Fiscal 2018"), provides oversight of our accounting and financial reporting process, the audit of our financial statements and our internal control function. Among other matters, the Audit Committee assists the Board of Directors in oversight of the independent auditors' qualifications, independence and performance; is responsible for the engagement, retention and compensation of the independent auditors; reviews the scope of the annual audit; reviews and discusses with management and the independent auditors the results of the annual audit and the review of our quarterly consolidated financial statements, including the disclosures in our annual and quarterly reports filed with the SEC; reviews and oversees risk management related to financial matters; establishes procedures for receiving, retaining and investigating complaints received by us regarding accounting, internal accounting controls or audit matters; approves audit and permissible non-audit services provided by our independent auditor; and reviews and approves related party transactions under Item 404 of Regulation S-K. In addition, our Audit Committee oversees our internal audit function.

All members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ. Our Board of Directors has determined that Mr. Minner has been designated the Company’s audit committee financial expert as defined under the applicable rules of the SEC and NASDAQ. The current members of the Audit Committee are listed above. The members of the Audit Committee during Fiscal 2018 were Robert Howard, Ross Longfield, John Garel, George Robson, and Messrs. Minner and Herskovits. All of the current members of our Audit Committee are, and all of the members who served on the Audit Committee during Fiscal 2018 were, independent as defined under the applicable rules and regulations of the SEC and NASDAQ. The Board has adopted a written Audit Committee Charter, which is available at the Company's website at www.libertytax.com or upon written request to the Corporate Secretary, Liberty Tax, Inc., 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454.

Compensation Committee

Our Compensation Committee, which met seven times during Fiscal 2018, adopts and administers the compensation policies, plans and benefit programs for our executive officers and all other members of our executive team. In addition, among other things, our Compensation Committee annually evaluates, in consultation with the Board of Directors, the performance of our Chief Executive Officer, reviews and approves corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executives and evaluates the performance of these executives in light of those goals and objectives. Our Compensation Committee also adopts and administers our equity compensation plans.

The current members of the Compensation Committee are listed above. The members of the Compensation Committee during Fiscal 2018 were Steve Ibbotson and Messrs. Herskovits, Garel, Longfield, and Minner. All of the current members of our Compensation Committee are, and all of the members who served on the Compensation Committee during Fiscal 2018 were, independent under the applicable rules and regulations of the SEC and NASDAQ, and Section 162(m) of the Internal Revenue Code (the “Code”). The Board has adopted a written Compensation Committee Charter, which is available at the Company's website at www.libertytax.com or upon written request to the Corporate Secretary, Liberty Tax, Inc., 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee, which met six times during Fiscal 2018, is responsible for, among other things, making recommendations regarding corporate governance, the composition of our Board of Directors, identification, evaluation and nomination of director candidates and the structure and composition of committees of our Board of Directors. The Nominating and Corporate Governance Committee is also responsible for considering candidates nominated by stockholders for election to the Board, evaluating the proposed candidates and making recommendations regarding the candidates to the Board. The Nominating and Corporate Governance Committee considers candidates for Board membership recommended by its members and other Board members, as well as by management and stockholders.  While there are no formal procedures for stockholders to submit director candidate recommendations, the Nominating and Corporate Governance Committee will consider candidates recommended in writing by stockholders entitled to vote in the election of directors. Such written submissions should include the name, address, and telephone number of the recommended candidate, along with a brief statement of the candidate's qualifications to serve as a director. All such stockholder recommendations should be submitted to the attention of the Company’s Secretary at the Company’s principal office located at Corporate Secretary, Liberty Tax, Inc., 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454 and must be received in a reasonable time prior to the next annual election of directors to be considered by the Nominating and Corporate Governance Committee. Any director candidate recommended by a stockholder will be reviewed and considered by the Nominating and Corporate Governance Committee in the same manner as all other director candidates based on the qualifications described in this section. In addition, our Nominating and Corporate Governance Committee oversees our Corporate Governance Guidelines, approves our Committee charters, oversees compliance with our code of business conduct and ethics, reviews actual and potential conflicts of interest of our directors and officers other than related party transactions reviewed by the Audit Committee and oversees the Board self-evaluation process.

In evaluating candidates for election to the Board, the Nominating and Corporate Governance Committee takes into account the qualifications of the individual candidate as well as the composition of the Board as a whole. In nominating candidates, the Committee takes into consideration the qualifications for directors included in the Board Charter and Corporate Governance Guidelines and such other factors as it deems appropriate. These factors may include judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. Pursuant to its Charter, the Nominating and Corporate Governance Committee has the authority to retain consultants or search firms to identify director candidates.

The current members of the Nominating and Corporate Governance Committee are listed above. The members of the Nominating and Corporate Governance Committee during Fiscal 2018 were Messrs. Herskovits, Howard, Longfield, Garel, Ibbotson and Robson. All of the current members of our Nominating and Corporate Governance Committee are, and all members who served on the Nominating and Corporate Governance Committee during Fiscal 2018 were, independent under the rules and regulations of NASDAQ. The Board has adopted a written Nominating and Corporate Governance Committee Charter, which is available at the Company’s website at www.libertytax.com or upon written request to the Corporate Secretary, Liberty Tax, Inc., 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454.

Risk Committee

Our Risk Committee, which met three times during Fiscal 2018, is responsible for, among other things, risk governance structure, risk management, and review of operational risk assessment guidelines and policies. All of the current members of our Risk Committee are independent under the rules and regulations of NASDAQ. In addition, our Risk Committee oversees the performance of the internal compliance department, evaluates and reports on the adequacy of our system of internal controls and processes governing all aspects of compliance operations. Our Risk Committee is also responsible for assisting the Board of Directors in its oversight and review of information regarding our risk management approach. Certain Class B Directors served on the Risk Committee during Fiscal 2018.

Meeting Attendance

During Fiscal 2018, our Board of Directors held twenty-two meetings, either in person or by telephone. Each Director attended at least 75% of the aggregate of (1) the total number of meetings of the Board of Directors held while he or she was a Director, and (2) the total number of meetings held by all committees on which he or she served during the periods that he or she served on the committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and beneficial owners of more than 10% of our Class A common stock, to file with the Securities and Exchange Commission reports detailing their ownership of our common stock and changes in such ownership. Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

There were no late filings of Section 16(a) reports during Fiscal 2018 by our executive officers and directors who served during Fiscal 2018.

Director Attendance at Annual Meeting and Special Meeting of Stockholders

All Board members attended the Company’s Special Meeting of Stockholders held on May 29, 2018. With the exception of Messrs. Hewitt and Herskovits, all Board members attended the 2017 Annual Meeting of Stockholders. While the Company does not have a formal policy with respect to annual meeting attendance, directors are encouraged to attend all annual and special meetings of stockholders.

Communications with the Board

Stockholders and other interested parties wishing to communicate with the Board of Directors, the non-employee directors, or an individual Board member concerning the Company may do so by writing to the Board, to the non-employee directors, or to the particular Board member, and mailing the correspondence to the Corporate Secretary, Liberty Tax, Inc., 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454. Please indicate on the envelope whether the communication is from a stockholder or other interested party. In addition, our Board members have made and may in the future make themselves available for consultation and direct communication with significant stockholders.

Code of Conduct

All directors, officers and employees of the Company must adhere to the ethical standards as set forth in the Liberty Tax, Inc. Code of Conduct (the "Code of Conduct"), which was amended in July 2018 to address policies and procedures including, but not limited to, conflicts of interests and related party transactions. The fundamental principles outlined in the Code of Conduct serve as a guide for matters, including but not limited to, adhering to ethical standards in day to day activities, engaging in fair dealings and best business practices, complying with state, federal and foreign laws, identifying conflicts of interest, ensuring financial integrity and reporting violations of the Code of Conduct. There are many resources in which potential violations of the Code of Conduct may be reported as well as related concerns or to seek guidance on ethical matters through in-person, email and telephone communications. The Company has established a Code of Conduct Hotline at 800-216-1288 and reports of possible violation can also be made to the Human Resources Director, the Compliance Department on the Compliance Hotline at 877-472-2110 or by email at www.lighthouse-services.com/libtax.

The Code of Conduct is available upon written request directed to the Corporate Secretary in writing at 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454, Attention: Corporate Secretary, or by email at kathleen.curry@libtax.com.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Minner, Herskovits, Longfield, Garel and Ibbotson served as members of our Compensation Committee during Fiscal 2018. No member of our Compensation Committee was, or was formerly, an officer or employee of the Company during Fiscal 2018. None of our executive officers served during Fiscal 2018 as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

NON-EMPLOYEE DIRECTOR COMPENSATION

Non-employee director compensation is reviewed and approved by the Board based on the recommendations of the Compensation Committee of the Board. The Compensation Committee periodically reviews non-employee director compensation in an effort to determine if the Company pays competitive compensation to attract and retain highly-qualified directors. In Fiscal 2018, non-employee directors received the option of an annual retainer of $45,000 or an equal amount of compensation in the form of restricted stock. In addition, for those directors who served on the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Risk Committee, members received annual retainers of $10,000, $7,500, $5,000 and $5,000, respectively, and the chairpersons received annual retainers of $20,000, $10,000, $7,500 and $7,500, respectively. Our committee members are also entitled to receive this cash compensation in the form of restricted stock, if they so elect. For Fiscal 2018, we also granted each of our non-employee directors stock-based compensation in the form of stock options and restricted stock units (“RSUs”) in a total combined approximate annual value of $65,000. Non-employee director compensation is unchanged for the fiscal year ending April 30, 2019.

The table below sets forth all compensation paid to our non-employee directors for Fiscal 2018. Information regarding Mr. Hewitt’s and Ms. Ossenfort’s compensation for Fiscal 2018 is included under “Executive Compensation.” For the purposes of this Proxy Statement, because Mr. D'Angelo did not participate in the executive bonus plan of the Company, he was treated for Board compensation purposes as a non-employee member of the Board of Directors.

Name	Fees Earned or Paid in Cash	Stock Awards (1) (2)	Option Awards (3) (4)	All Other Compensation (5)	Total
Gordon D'Angelo	$45,000	$21,669	$43,333	$36,045	$146,047
John R. Garel (6)	52,500	—	—	—	52,500
Thomas Herskovits (7)	55,878	—	—	50,000	105,878
Robert M. Howard (8)	45,000	—	—	—	45,000
Steven Ibbotson (9)	45,000	—	—	—	45,000
Ross N. Longfield (10)	72,886	21,669	43,333	—	137,888
Ellen M. McDowell (11)	52,500	21,669	43,333	—	117,502
G. William Minner, Jr. (12)	26,959	—	—	25,000	51,959
George T. Robson (13)	52,500	—	—	—	52,500
John Seal	22,500	21,669	43,333	—	87,502

(1)
Amounts in this column reflect the grant date fair value of the restricted stock and RSUs granted to each non-employee director under the Company's 2011 Equity and Cash Incentive Plan, calculated in accordance with FASB Accounting Standards Codification Topic 718 ("ASC Topic 718"), based on the fair market value, as determined by the Board of Directors, of the Company's stock on the effective date of grant. Assumptions used in the calculation of these amounts for Fiscal 2018 are included in Note 10 to the Company's audited financial statements for the year ended April 30, 2018.

(2)
The value reported in the “Stock Awards” column represents RSUs granted to directors which generally vest and become subject to settlement 12 months after the date of grant. Each RSU represents the right to receive upon settlement of one share of the Company’s Class A common stock. The aggregate amount of RSUs outstanding as of April 30, 2018 for each of Messrs. D’Angelo, Hewitt, Longfield, Seal, and Ms. McDowell was 1,988 RSUs. For each of the awards, the grant date fair value of these awards is calculated using the closing price of the Company's common stock on the date prior to grant.

(3)
Amounts in this column reflect the grant date fair value of the options granted to each director, under the Company's 2011 Equity and Cash Incentive Plan calculated in accordance with ASC Topic 718, based on the fair market value, as determined by the Board of Directors of the Company's stock on the date of grant.

(4)
The aggregate number of option awards outstanding as of April 30, 2018 for each director was as follows: Mr. D'Angelo, 44,916 options; Mr. Garel, no options; Mr. Herskovits, no options; Mr. Howard, no options; Mr. Ibbotson, no options; Mr. Longfield, 46,814 options; Ms. McDowell, 46,814 options; Mr. Minner, no options; Mr. Robson, no options; and Mr. Seal, 14,069 options.

(5)
The amounts for Messrs. Hersokvits and Minner represent cash payments upon their appointment to the Board of Directors. The amount for Mr. D’Angelo represents additional compensation for services rendered in addition to his normal duties as a member of the Board of Directors.

(6)
Mr. Garel resigned effective December 2017. Fees earned for Mr. Garel include a $33,750 annual board retainer fee, a $7,500 Audit Committee member retainer fee, a $5,625 Compensation Committee member retainer fee, and a $5,625 Nominating and Corporate Governance Committee chairman retainer fee.

(7)
Mr. Herskovits was removed from the Board effective November 2017 and reappointed in March 2018. Fees earned for Mr. Herskovits include a $38,174 annual board retainer fee, a $983 Audit Committee member retainer fee, a $6,608 Compensation Committee member retainer fee (chairman from March 2018 through end of Fiscal 2018), a $4,488 Nominating and Corporate Governance Committee member retainer fee (chairman from March 2018 through end of Fiscal 2018), a $5,625 Risk Committee member retainer fee, and a cash payment of $50,000 in connection with his appointment to the Board.

(8)
Mr. Howard was removed from the Board effective November 2017. Fees earned for Mr. Howard include a $33,750 annual board retainer fee, a $7,500 Audit Committee member retainer fee and a $3,750 Nominating and Corporate Governance Committee member retainer fee.

(9)
Mr. Ibbotson resigned from the Board effective December 2017. Fees earned for Mr. Ibbotson include a $33,750 annual board retainer fee, a $7,500 Compensation Committee chairman retainer fee, and a $3,750 Nominating and Corporate Governance Committee member retainer fee.

(10)
Fees earned for Mr. Longfield include a $45,000 annual board retainer fee, a $18,006 Audit Committee member retainer fee (chairman from November 2017 through February 2018), a $2,001 Compensation Committee member retainer fee (chairman in February 2018), a $5,379 Nominating and Corporate Governance Committee member retainer fee (chairman from February 2018 through March 2018), and a $2,500 Risk Committee chairman retainer fee (chairman from February 2018 through end of Fiscal 2018).

(11)	Fees earned for Ms. McDowell include a $45,000 annual board retainer fee and a $7,500 Risk Committee member retainer fee.

(12)
Mr. Minner was appointed to the Board effective February 2018. Fees earned for Mr. Minner include a $20,225 annual board retainer fee, a $3,988 Audit Committee chairman retainer fee (chairman from February 2018 through end of Fiscal 2018), a $1,749 Compensation Committee member retainer fee (chairman from February 2018 through March 2018), a $997 Nominating and Corporate Governance Committee member retainer fee, and a cash payment of $25,000 in connection with his appointment to the Board.

(13)
Mr. Robson retired from the Board effective November 2017. Fees earned for Mr. Robson include a $33,750 annual board retainer fee, a $15,000 Audit Committee member chairman fee, and a $3,750 Nominating and Corporate Governance Committee member retainer fee.

DIRECTOR INDEPENDENCE AND BOARD STRUCTURE

Our Board of Directors has undertaken a review of its composition, the composition of its committees and the independence of each director. Based on the review of each director's background, employment and affiliations, including family relationships, the Board of Directors has determined that all of our current directors are “independent” under the applicable rules and regulations of the SEC and NASDAQ. The former directors that served during Fiscal 2018 and were deemed independent were Messrs. Garel, Ibbotson, Longfield and Robson. In making this determination, our Board of Directors considered the current and prior relationships that each non-employee director has with the Company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock.

Mr. Hewitt served as our Chairman of the Board of Directors during Fiscal 2018. In July 2018, Mr. Hewitt entered into a stock purchase agreement, as subsequently amended (the “Agreement”), with an unaffiliated third party whereby Mr. Hewitt agreed to sell to all of the shares of the Company’s Class A common stock and Class B common stock owned directly and indirectly by him (the “Sale”). As a result of this Sale, Mr. Hewitt resigned as Chairman and a director and caused the following members of the Board previously elected to the Board by Mr. Hewitt to tender their resignations to the Board: Mr. D’Angelo, Ms. McDowell, Ms. Ossenfort and Mr. Seal (together with Mr. Hewitt, the “Class B Directors”).

Regarding the Class B Directors, during Fiscal 2018, Mr. Hewitt was not deemed independent as a result of his service as our Chairman of the Board and controlling stockholder, Ms. McDowell was not deemed independent as a result of her familial relationship with Mr. Hewitt, Ms. Ossenfort was not deemed independent as a result of her position as President and Chief Executive Officer of the Company and her operation of franchises and Area Developer ("AD") territories of the Company, Mr. D’Angelo was not deemed independent as a result of his prior employment status with the Company and Mr. Seal was not deemed independent as a result of his relationships with the Company.

In September 2018, the Board of Directors appointed Andrew M. Laurence to serve as Chairman of the Board. The Board historically has not designated a “lead independent director,” but the Company’s Board of Directors Charter and Governance Guidelines provide that the Board may, at its election, select an independent director to serve as lead independent director. The Board has determined that it is in the best interest of the Company’s stockholders at this time for the positions of Chairperson of the Board and Chief Executive Officer to be separated.

The Risk Committee was established to have oversight responsibility of the Company’s risk governance structure, risk management and to monitor the Company's operational risks. However, the Board of Directors expects the Company’s management to take primary responsibility for identifying material risks the Company faces and communicating them to the Risk Committee and to the Board, developing and implementing appropriate risk management strategies responsive to those risks with oversight from the Risk Committee, and integrating risk management into the Company's decision-making processes. The Board of Directors regularly reviews information regarding the Company’s credit, liquidity and operational risks as well as strategies for addressing and managing these risks. Certain other committees of the Board, such as the Audit and Compensation Committees, manage risks within their area of responsibility. In particular, the Audit Committee monitors financial, credit and liquidity risk issues, and the Compensation Committee monitors the Company's compensation programs so that those programs do not encourage excessive risk-taking by Company employees.

The Board of Directors unanimously recommends that you vote "FOR" the election to the Board of Directors each of the nine nominees identified above as "Director Nominees."

EXECUTIVE OFFICERS

The following table sets forth certain information regarding our current executive officers:

Name	Age	Position(s)
Nicole Ossenfort	47	President and Chief Executive Officer
Michael S. Piper	55	Chief Financial Officer
Shaun York	37	Chief Operating Officer

Nicole Ossenfort.   Ms. Ossenfort has served as the President and Chief Executive Officer of the Company since February 2018. Ms. Ossenfort previously served as a director of the Company from November 2017 to February 2018 and again from May 2018 until August 2018 and as Vice President of the Company’s 360 Accounting Solutions business from April 2017 to October 2017.  Ms. Ossenfort also has been a franchisee of Liberty Tax Service since 2002 with offices in South Dakota and Wyoming and was an AD from 2004 to September 2017.  Ms. Ossenfort was employed in public accounting as an auditor at McGladrey & Pullen from 1994 to 1996.

Michael S. Piper. Mr. Piper has served as our Chief Financial Officer since June 2018. Since January 2018 and prior to rejoining the Company, Mr. Piper served as Chief Financial Officer of CDYNE Corporation, a web service solution provider and as a consultant to the Company from October 2017 through December 2017. Mr. Piper previously served as the Company’s Vice President of Financial Products from December 2014 to September 2017. In addition, from August 2004 to December 2014, Mr. Piper served the Company in other roles, including Director of Finance and Director of Financial Products. Prior to initially joining the Company and from July 2002 to August 2004, Mr. Piper served as Associate Vice President of Finance for Amerigroup Corporation. Mr. Piper is a Certified Public Accountant.

Shaun York. Mr. York has served as the Chief Operating Officer of the Company since February 2018. Mr. York has been involved with the Company since 2003 when he started working with the Central Florida ADs.  He joined the Company as a franchisee in October of 2003.  Currently he owns multiple franchise locations in the Tampa, Florida area.  Over the last ten years, Mr. York has been an AD in Tampa, Polk County and Brevard County in Florida and in Birmingham, Alabama (the latter of which was sold in 2016). Over the past five years, Mr. York has periodically worked as a consultant or an employee of the Company, serving in various operations roles.

COMPENSATION DISCUSSION AND ANALYSIS

Our compensation discussion and analysis for Fiscal 2018 (the “CD&A”), discusses the compensation for our “named executive officers” set forth in detail in the Fiscal 2018 Summary Compensation Table and the other tables and accompanying footnotes that follow this section. This section explains our executive compensation philosophy, objectives and design, our compensation-setting process, our executive compensation program components and the decisions made in Fiscal 2018 for our named executive officers.

Our named executive officers during Fiscal 2018 consisted of the following individuals:

Name	Position(s)
Nicole Ossenfort	President and Chief Executive Officer
Michael S. Piper (1)	Vice President, Chief Financial Officer
Shaun York	Vice President, Chief Operating Officer
John T. Hewitt (2)	Former Chairman, President and Chief Executive Officer
Edward L. Brunot (3)	Former President and Chief Executive Officer
Kathleen E. Donovan (4)	Former Vice President, Chief Financial Officer
Nicholas E. Bates (5)	Former Vice President, Chief Financial Officer
Vanessa M. Szajnoga (6)	Former Vice President, General Counsel
Richard G. Artese (7)	Former Vice President, Chief Information Officer

(1)	Mr. Piper left the Company as Vice President of Financial Products in September 2017 and rejoined as Chief Financial Officer in June 2018.

(2)	Mr. Hewitt left the Company as Chief Executive Officer in September 2017 and resigned as Chairman of the Board in August 2018.

(3)	Mr. Brunot left the Company in February 2018.

(4)	Ms. Donovan left the Company in December 2017.

(5)	Mr. Bates left the Company in June 2018.

(6)	Ms. Szajnoga left the Company in February 2018.

(7)	Mr. Artese left the Company in February 2018.

Compensation Overview and Objectives

We strive to establish compensation practices that attract, retain and reward our senior management, and strengthen the mutuality of interests between our senior management and our stockholders. We believe that the most effective executive compensation program is one that is conservative, but competitive, and that aligns the compensation of our senior management with the creation of stockholder value. Under the oversight of the Compensation Committee, we have developed and implemented a pay-for-performance executive compensation program that rewards senior management for the achievement of certain financial performance objectives. We achieve the philosophies of pay-for-performance and alignment of senior management compensation with stockholder value creation primarily by providing a substantial portion of each executive's total annual compensation through annual performance bonuses and grants of long-term equity compensation. For Fiscal 2018, the Compensation Committee tied the level of potential bonus payments for each of the named executive officers solely to company-wide financial performance objectives.

Analysis of Risk Associated with Compensation Policies and Practices

The Compensation Committee oversees an annual review of our compensation programs to determine whether such programs encourage excessive risk-taking by our employees. Management and the Compensation Committee participated in the review, which included identification of the relevant compensation policies and practices, review of potential related risks, and analysis of risk-mitigating factors, including the Company’s system of internal controls and oversight. The Compensation Committee determined that the potential risks arising from our compensation programs are not reasonably likely to have a material adverse effect on the Company. In making this determination, the Compensation Committee took into account the structure of our compensation programs, the amount of cash compensation available to employees in the form of base salary, the involvement of the Compensation Committee in setting compensation for executive officers and in particular for those individuals who can commit the Company’s capital or who manage the Company’s risk, and the oversight of the Board of Directors in monitoring certain risk tolerances and internal controls.

Determination of Compensation

Our Compensation Committee is responsible for determining our compensation and benefit plans generally and has established and reviewed all compensatory plans and arrangements with respect to our named executive officers. The Compensation Committee meets not less than four times annually to specifically review and determine adjustments, if any, to all elements of compensation, including base salary, annual bonus compensation and long-term equity awards. The Compensation Committee annually evaluates the achievement of performance goals for the prior fiscal year and sets new performance goals for the current fiscal year. The Compensation Committee also meets additionally as needed to discuss compensation-related matters as they arise during the year. The Compensation Committee is also responsible for reviewing and approving total compensation packages for new executive officers, as well as severance payments for departing executive officers.

In addition, with respect to the compensation of our named executive officers, other than our Chief Executive Officer, the Compensation Committee seeks the input and recommendation of our Chief Executive Officer. Our Chief Executive Officer reviews each other named executive officer’s overall performance and contribution to the Company at the end of each fiscal year and makes recommendations regarding their compensation to the Compensation Committee. Our Chief Executive Officer’s compensation is determined solely by the Compensation Committee. Our Chief Executive Officer does not participate in any formal discussion with the Compensation Committee regarding his or her compensation.

The Compensation Committee does not generally rely on formulaic guidelines for determining the mix or levels of cash and equity-based compensation, but rather maintains a flexible compensation program that allows it to adapt components and levels of compensation to motivate and reward individual executives within the context of our desire to attain certain strategic and financial goals. Subjective factors considered in compensation determinations include an executive’s skills and capabilities, contributions as a member of the executive management team, contributions to our overall performance and the sufficiency of total compensation potential and structure to ensure the retention of an executive when considering the compensation potential that may be available elsewhere.

In December 2017, the Compensation Committee engaged Pearl Meyer & Partners LLC (“Pearl Meyer”), an independent compensation consultant, to provide a limited assessment of board leadership compensation and management equity competitiveness. As part of that engagement Pearl Meyer provided an assessment to the Committee on peer group practices related to board leadership compensation and various approaches for management equity grants.

Pearl Meyer was re-engaged by the Committee in April 2018 to provide a complete market analysis and assessment of the competitiveness of the Company’s executive compensation program. As part of its engagement, Pearl Meyer assisted the Compensation Committee in reviewing the compensation paid by a peer group of companies to assess the competitiveness of the compensation of our executives. The peer group selected by the Compensation Committee, in consultation with Pearl Meyer, for purposes of evaluating compensation of the executives consisted of sixteen publicly-traded companies chosen because of their comparable revenues and/or market capitalization, status and size as franchisors, and/or their participation in our industry or similar industries. The peer group consisted of the following companies:

•	K12, Inc.

•	CBIZ, Inc.

•	1-800-FLOWERS.COM, Inc.

•	Resources Connection, Inc.

•	Blucora, Inc.

•	Strayer Education Inc.

•	American Public Education, Inc.

•	GP Strategies Corporation

•	Capella Education Company

•	Nutrisystem, Inc.

•	Rosetta Stone, Inc.

•	Carriage Services, Inc.

•	Franklin Covey Co.

•	RE/MAX Holdings, Inc.

•	PRGX Global, Inc.

•	Cambium Learning Group, Inc.

In connection with the April 2018 compensation study by Pearl Meyer, the Compensation Committee approved and the Company entered into employment agreements with Messrs. Piper and York and Ms. Ossenfort. Those agreements, along with the agreements for the other named executive officers is further described in “Individual Compensation Arrangements with Named Executive Officers.”

Components of Compensation for Fiscal 2018

For Fiscal 2018, the compensation provided to our named executive officers consisted of base salary, annual bonus, long-term equity-based compensation, retirement benefits and other benefits, each of which is described in more detail below. We believe that the mix of cash- and equity-based compensation, as well as the relationship of fixed to performance-based compensation, is properly balanced and provides us with an effective means to attract, motivate and retain our named executive officers, as well as reward them for creation of stockholder value.

Base Salary

The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive's skill set, experience, role and responsibilities. Base salary amounts are established at the time of each named executive officer's initial employment with the Company, but are subject to upward adjustment by the Compensation Committee after its consideration of, among other factors, the scope of the executive's responsibilities, individual performance for the prior year, the mix of fixed compensation to overall compensation and consistency with what the Compensation Committee considers to be the market standard for compensation paid to similarly-situated executives at other companies.

Annual Bonuses

The Company has an annual performance bonus plan (a short-term cash incentive bonus plan with annual financial, and in some cases, individual performance goals), through which we provide for cash bonus awards to certain of our senior employees, including all of our named executive officers. Annual bonuses, which are generally paid during June for the prior fiscal year’s performance, are intended to compensate executives for achieving annual company-wide financial goals and, in some instances, individual performance goals. Under our bonus plan, our Compensation Committee establishes a target bonus amount (expressed as a percentage of base salary) for each of our executives that would become payable upon the achievement of our corporate performance metrics, subject to the Compensation Committee discretion. Actual bonuses were to be based upon the achievement of the applicable performance objectives. No bonuses were to be earned under the bonus plan unless income before income taxes exceeded the prior year’s income before income taxes. Our Compensation Committee also had the discretion to award an additional bonus to the extent that the Company exceeded the target performance metrics.

The target bonus amounts for each named executive officer for Fiscal 2018 is set forth below:

Name	Systemwide Revenue	Revenue	Income Before Income Taxes	Total target Bonus as Percentage of Base Salary
Nicole Ossenfort	25%	25%	50%	80%
Michael S. Piper	25%	25%	50%	80%
Shaun York	25%	25%	50%	80%
John T. Hewitt	25%	25%	50%	100%
Edward L. Brunot	25%	25%	50%	100%
Kathleen E. Donovan	25%	25%	50%	50%
Nicholas E. Bates	25%	25%	50%	50%
Vanessa M. Szajnoga	25%	25%	50%	50%
Richard G. Artese	25%	25%	50%	40%

With respect to annual bonuses, the named executive officers who departed during Fiscal 2018 were either ineligible to receive an annual bonus or received negotiated amounts through their separation agreements. For the named executive officers who were hired in February 2018, the Compensation Committee determined that it was inappropriate to measure performance under the Company’s annual bonus plan due to the fact that they were hired in the latter portion of Fiscal 2018.

Long-term equity compensation

1998 Stock Option Plan

Originally effective as of May 1, 1998, and as subsequently extended effective May 1, 2008, our 1998 Stock Option Plan, or the 1998 Plan, was designed to assist in attracting, retaining and motivating employees, non-employee directors and other independent contractors of outstanding ability and to promote the identification of their interests with those of the stockholders of the Company. The 1998 Plan terminated on April 30, 2018 and no further grants may be made under the 1998 Plan.

2011 Equity and Cash Incentive Plan

On August 26, 2011, in consideration of the benefits of long-term equity incentive awards and upon the recommendation of our Compensation Committee, our Board of Directors adopted the JTH Holding, Inc. 2011 Equity and Cash Incentive Plan (referred to as the “2011 Equity and Cash Incentive Plan” or the “2011 Plan”). The 2011 Plan was subsequently approved by our stockholders on August 30, 2011. The Plan provides us with the ability to utilize different types of equity incentive awards (compared to only the stock options available under the 1998 Plan) as a part of our overall compensation structure.

        Key features of the 2011 Plan include:

•	All stock options, stock appreciation rights and other purchase rights must have an exercise price that is not less than the fair market value of the underlying stock on the grant date.

•
The maximum number of shares of our Class A common stock remaining available for future issuance under the 2011 Plan is 1,607,474 (as of October 29, 2018, including shares that had been previously available under the 1998 Plan). The maximum number of shares of our Class A common stock that may be issued under the 2011 Plan may be issued under any type of award, including incentive stock options.

•	The 2011 Plan does not include any reload or “evergreen” share replenishment features.

•	Without stockholder approval, we may not reprice awards or repurchase awards that are subject to forfeiture or have not yet vested.

•	Any material amendments to the 2011 Plan require stockholder approval.

•	The 2011 Plan is administered by our Compensation Committee.

•
No dividends or dividend equivalents may be granted in connection with options, Stock Appreciation Rights (“SARs”) or other stock-based awards in the nature of purchase rights (as defined below). No dividends or dividend equivalents may be paid in connection with a performance-based award unless and until the underlying performance conditions are achieved, and any such dividends or dividend equivalents will accumulate (without interest) and become payable only at the time and to the extent the applicable award becomes payable or nonforfeitable.

In determining the actual number of options awarded to our named executive officers, the Board of Directors considered our past grant practices and determined awards that were consistent with our overall compensation objectives. Those objectives include providing a substantial portion of named executive officer compensation in the form of long-term equity-based compensation and aligning our named executive officers' interests with those of our stockholders. Historically, the Board of Directors determined the actual number of options to be awarded to our named executive officers during a given fiscal year by assessing targeted long-term ownership levels and the relative percentage of total equity outstanding that each option grant represents. However, in Fiscal 2018, the Board did not make any option grants but did make certain retention grants and grants made in connection with employment agreements, as described below.

The Company has entered into compensation arrangements with the named executive officers, which are described in more detail below under the heading “Individual Compensation Arrangements with Named Executive Officers.”

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information about our outstanding stock grants and remaining shares available as of April 30, 2018 under the 2011 Plan:

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	613,602	$16.37	1,836,173
Equity compensation plans not approved by security holders	—	—	—
Total	613,602	$16.37	1,836,173

Retirement Benefits

Each of our named executive officers have the opportunity to participate in our 401(k) plan on the same basis as our other employees. We believe that the 401(k) plan provides an enhanced opportunity for our named executive officers to plan for and meet their retirement savings needs. This plan is a tax-qualified retirement plan designed to meet the requirements of Sections 401(a) and 401(k) of the Code. Under the 401(k) plan, participants may elect to make pre-tax savings deferrals of up to 86% of their compensation each calendar year, subject to annual limits on such deferrals (e.g., $18,000 in both the 2016 and 2017 calendar years) imposed by the Code. Participants who attain age 50 also may elect to make certain catch-up contributions, subject to a separate annual limit on such contributions ($6,000 in both the 2016 and 2017 calendar years) imposed by the Code.

We may, in our discretion on an annual basis, make a matching contribution with respect to a participant's elective deferrals and/or may make additional Company contributions. Historically, we have matched 50% of the amount contributed by a participant, up to 3% of the participant's bi-weekly compensation subject to applicable limits pursuant to Section 401(a)(17) of the Code. Each of our named executive officers participated in our 401(k) plan during Fiscal 2018 and received matching contributions.

Perquisites and Other Benefits

In Fiscal 2018, our named executive officers were eligible to receive the same benefits, including life and health benefits, which were available to all employees.

Section 162(m) and the Material Terms of the Performance Goals

The Compensation Committee has considered Section 162(m) of the Code when setting performance goals for our named executive officers. Section 162(m) of the Code generally set a limit of $1 million on the amount of compensation that we could deduct for federal income tax purposes in any given year with respect to the compensation of each of our named executive officers. However, certain “performance-based” compensation that complied with the requirements of Section 162(m) was not included in the calculation of the $1 million cap. The Compensation Committee has considered Section 162(m)’s conditions for deductibility when structuring compensation arrangements for our executive officers, including our named executive officers. However, we believe that the Compensation Committee needs flexibility to pursue its incentive and retention objectives, even if this means that we would not be able to deduct a portion of executive compensation.

Section 162(m) was amended on December 22, 2017 by the Tax Cuts and Jobs Act. Under the Tax Cuts and Jobs Act, Section 162(m) will now apply to each employee who serves as the Company’s principal executive officer or principal financial officer during the taxable year, each other employee for the Company who is among the three most highly compensated officers during such taxable year, and any other employee who was a covered employee of the Company for any preceding taxable year beginning after December 31, 2016. In addition, the exception under Section 162(m) for performance-based compensation will no longer be available for compensation paid by the Company in taxable years beginning after December 31, 2017, except for certain grandfathered performance-based compensation. The Compensation Committee will review the Tax Cuts and Jobs Act and its application and impact, if any, on the Company’s compensation program for the fiscal year ending April 30, 2019.

Compensation Risk Assessment

As part of its oversight of our executive compensation program, the Compensation Committee considers the impact of our executive compensation program, and the incentives created by the compensation awards that it administers, on our risk profile. In addition, the Compensation Committee reviews all of our compensation policies and procedures, including the incentives that they create and factors that may increase the likelihood of excessive risk taking, to determine whether they present a material risk to us. The Compensation Committee believes that our compensation programs are designed with the appropriate balance of risk and reward in relation to our overall business strategy and that the various components of our overall compensation program, taken as a whole, do not encourage undesired or unintentional risk taking of a material nature. This conclusion is based on, among other factors, the level of base salaries paid by us, the balance of short-term and long-term incentive compensation, and the establishment of goals and thresholds in compensation plans and awards that are believed to be aggressive, but achievable. The Compensation Committee believes that the risks arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on us.

COMPENSATION COMMITTEE REPORT

Management of the Company has prepared the Compensation Discussion and Analysis (the "CD&A"), and the Compensation Committee has reviewed and discussed the CD&A with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in this Proxy Statement.

Members of the Compensation Committee:

Patrick A. Cozza (Chair)
Matthew Avril
G. William Minner, Jr.
Kenneth M. Young

EMPLOYMENT/SEVERANCE, NON-COMPETITION AND NON-SOLICITATION AGREEMENTS

We are parties to employment agreements with each of the named executive officers, the material terms of which are described below.  The agreements are automatically renewed for successive one-year terms, unless the Company or the named executive officer gives the other written notice of non-renewal at least 90 days prior to the expiration of the term. These employment agreements entitle the named executive officers to severance benefits upon certain qualifying terminations of their respective employment. The following descriptions are summaries of these agreements and are qualified by reference to the full text of the employment agreements which are filed as exhibits to certain of the Company's SEC filings.

Nicole Ossenfort, President and Chief Executive Officer

On February 19, 2018, Ms. Ossenfort was appointed as the Company’s President and Chief Executive Officer. At the time of Ms. Ossenfort’s appointment, the Compensation Committee had not determined the compensatory arrangements for Ms. Ossenfort. However, on March 16, 2018, the Compensation Committee approved an interim annual base salary for Ms. Ossenfort in the amount of $400,000 for services provided on and after February 19, 2018 while the Compensation Committee continued its evaluation and review of the Pearl Meyer market analysis and assessment of the overall competitiveness of the Company’s executive compensation program.

Following the Compensation Committee’s review of the findings of Pearl Meyer, on June 1, 2018, the Company entered into an employment agreement with Ms. Ossenfort. Under Ms. Ossenfort’s employment agreement, she is entitled to an annual base salary of $450,000. Ms. Ossenfort also received a one-time signing bonus consisting of the following components: (i) $225,000 payable in cash, (ii) RSUs valued at $325,000 as of the date of grant which vest in three equal installments over a three-year period, and (iii) stock options valued at $325,000 as of the date of grant which vest in three equal installments over a three-year period. Ms. Ossenfort also received $75,000 in relocation bonus, and is entitled to a housing stipend of $2,000 per month for the period of February 2018 through April 2019. Additionally, pursuant to her employment agreement, Ms. Ossenfort is entitled to an annual bonus with a target maximum of 80% of her base salary as of the last day of the previous fiscal year, if, as and when annual bonuses payable to other executive officers of the Company are paid.

The RSU awards and stock option awards as described above will be subject to the terms and conditions set forth in the applicable plan and award agreements.

Finally, Ms. Ossenfort will receive certain standard employee and executive benefits, perquisites, reimbursement of expenses and vacation consistent with the benefits provided to executive officers and as otherwise set forth in her employment agreement.

Michael S. Piper, Chief Financial Officer

Following the Compensation Committee’s review of the findings of Pearl Meyer, on June 15, 2018, the Company entered into an employment agreement with Mr. Piper, the Company’s current Chief Financial Officer. Under the employment agreement, Mr. Piper is entitled to an annual base salary of $346,000. Mr. Piper also received a one-time signing bonus consisting of the following components: (i) $200,000 payable in cash, (ii) RSUs of the Company’s Class A common stock valued at $285,000 as of the date of grant which vest in three equal installments over a three-year period, and (iii) stock options to purchase 175,000 shares of the Company’s Class A common stock with an exercise price equal to the fair market value of the shares on the date of grant which vest in three equal installments over a three-year period. Mr. Piper is also entitled to an annual bonus with a target maximum of 80% of his base salary as of the last day of the previous fiscal year, and his eligibility for such annual bonus shall be determined on a basis consistent with other named executive officers.

The RSU awards and stock option awards as described above will be subject to the terms and conditions set forth in the applicable plan and award agreements.

Finally, Mr. Piper will receive certain standard employee and executive benefits, perquisites, reimbursement of expenses and vacation consistent with the benefits provided to executive officers and as otherwise set forth in his employment agreement.

Shaun York, Chief Operating Officer

On February 19, 2018, Mr. York was appointed as the Company’s current Chief Operating Officer. At the time of Mr. York’s appointment, the Compensation Committee had not determined the compensatory arrangements for Mr. York. However, on March 16, 2018, the Compensation Committee approved an interim annual base salary for Mr. York in the amount of $300,000 for services provided on and after February 19, 2018 while the Compensation Committee continued its evaluation and review of the Pearl Meyer market analysis and assessment of the overall competitiveness of the Company’s executive compensation program.

Following the Compensation Committee’s review of the findings of Pearl Meyer, on June 1, 2018, the Company entered into an employment agreement with Mr. York which provided for an annual base salary of $300,000. Under Mr. York’s employment agreement, and in addition to base salary, he also received a one-time signing bonus consisting of the following components: (i) $150,000 payable in cash, (ii) RSUs of the Company’s Class A common stock valued at $200,000 as of the date of grant which vest in three equal installments over a three-year period, and (iii) stock options valued at $200,000 as of the date of grant which vest in three equal installments over a three-year period. Mr. York also received $90,000 in relocation bonus, and is entitled to a housing stipend of $2,000 per month for the period of February 2018 through April 2019. Mr. York is entitled to an annual bonus with a target maximum of 80% of his base salary as of the last day of the previous fiscal year, if, as and when annual bonuses payable to other executive officers of the Company are paid.

The RSU awards and stock option awards as described above will be subject to the terms and conditions set forth in the applicable plan and award agreements.

Finally, Mr. York will receive certain standard employee and executive benefits, perquisites, reimbursement of expenses and vacation consistent with the benefits provided to executive officers and as otherwise set forth in his employment agreement.

John T. Hewitt, former Chairman and Chief Executive Officer

On June 1, 2012, the Company entered into an agreement with Mr. Hewitt as President and Chief Executive Officer, and such agreement was later amended and restated on June 12, 2015. On July 1, 2016, the Company entered into a second amended and restated employment agreement with Mr. Hewitt, to provide an annual base salary of $536,000. Mr. Hewitt was also entitled to an annual bonus with a target maximum of 100% of his base salary as of the last day of the previous fiscal year, if, as and when annual bonuses payable to other executive officers of the Company are paid.

Mr. Hewitt was terminated as President and Chief Executive Officer of the Company on September 5, 2017. Mr. Hewitt received certain severance amounts pursuant to the terms of his employment agreement, which are described below under Actual and Potential Payments Upon Termination of Employment or Change of Control.

Edward L. Brunot, former Chief Executive Officer

On September 8, 2017, Mr. Brunot was promoted from Chief Operating Officer to President and Chief Executive Officer. In connection with Mr. Brunot’s promotion, his annual base salary was increased to $600,000, under the terms of his employment agreement entered into with the Company on April 30, 2017 and effective June 1, 2017.  Mr. Brunot was entitled to an annual bonus with a target maximum of 100% of the increased base salary. All other terms of Mr. Brunot’s compensation, as previously disclosed in the Company’s Form 8-K filed with the SEC on May 25, 2017, remained unchanged.

Mr. Brunot was terminated as President and Chief Executive Officer on February 19, 2018. Mr. Brunot received certain amounts pursuant to the terms of a settlement agreement entered into with the Company in June 2018, as described under Actual and Potential Payments Upon Termination of Employment or Change of Control.

Kathleen E. Donovan, former Chief Financial Officer

On February 1, 2014, the Company entered into an employment agreement with Ms. Donovan with an annual base salary of $335,000 which was increased to $345,050 in January 2017.

On September 6, 2017, the Company entered into a retention bonus and RSU agreement with Ms. Donovan which provided for (i) a retention bonus of $172,526, with one half to be paid on March 1, 2018 and the other half to be paid on September 1, 2018, and (ii) a one-time grant of 12,368 RSUs, with 6,184 RSUs vesting on March 1, 2018 and the remaining 6,184 RSUs vesting on September 1, 2018, subject to continued employment.

Ms. Donovan left the Company on February 19, 2018. Ms. Donovan received certain amounts pursuant to the terms of her employment, retention and consulting agreements, which are described under Actual and Potential Payments Upon Termination of Employment or Change of Control.

Nicholas E. Bates, former Chief Financial Officer

On December 12, 2017, the Company appointed Mr. Bates as Chief Financial Officer of the Company, effective January 1, 2018. In connection with his appointment, the Company entered into an employment agreement with Mr. Bates with an annual base salary of $300,000. In addition to base salary, under the terms of the employment agreement, Mr. Bates was entitled to an annual bonus with a target maximum of 50% of his base salary during the term of his employment agreement and he was awarded RSUs of the Company's Class A common stock valued at $400,000.

Prior to his appointment as Chief Financial Officer, Mr. Bates served as Vice President of Finance of the Company. In connection with this position, on September 6, 2017, the Company entered into a retention bonus and RSU agreement, with Mr. Bates which provided for (i) a retention bonus of $74,520, with one half to be paid on March 1, 2018 and the other half to be paid on September 1, 2018, and (ii) a one-time grant of 5,342 RSUs, with 2,671 RSUs vesting on March 1, 2018 and the remaining 2,671 RSUs vesting on September 1, 2018, subject to continued employment.

Mr. Bates left the Company on June 15, 2018. Mr. Bates received certain amounts pursuant to the terms of a separation and release agreement entered into with the Company in June 2018, as described under Actual and Potential Payments Upon Termination of Employment or Change of Control.

Vanessa M. Szajnoga, former Vice President and General Counsel

The Company entered into an employment agreement with Ms. Szajnoga, as Vice President and General Counsel, effective as of November 24, 2015, and amended, effective June 1, 2017. On December 12, 2017, the Company entered into a new employment agreement with Ms. Szajnoga. Under this new employment agreement, Ms. Szajnoga was entitled to an annual base salary of $300,000. In addition to base salary, Ms. Szajnoga was also entitled to an annual bonus with a target maximum of 50% of her base salary during the term of her employment and she was awarded RSUs of the Company's Class A common stock valued at $300,000.

On September 6, 2017, the Company entered into a retention bonus and RSU agreement with Ms. Szajnoga which provided for (i) a retention bonus of $131,250, with one half to be paid on March 1, 2018 and the other half to be paid on September 1, 2018, and (ii) a one-time grant of 9,408 RSUs, with 4,704 RSUs vesting on March 1, 2018 and the remaining 4,704 RSUs vesting on September 1, 2018, subject to continued employment.

Ms. Szajnoga left the Company on February 23, 2018. Ms. Szajnoga received certain amounts pursuant to the terms of her employment and retention agreements, which are described under Actual and Potential Payments Upon Termination of Employment or Change of Control.

Richard G. Artese, former Vice President and Chief Information Officer

The Company entered into an employment agreement with Mr. Artese, Vice President and Chief Information Officer, effective as of May 1, 2014. On December 12, 2017, the Company entered into a new employment agreement with Mr. Artese. Under this new employment agreement, Mr. Artese was entitled to an annual base salary of $240,000. In addition to base salary, Mr. Artese was also entitled to an annual bonus with a target maximum of 40% of his base salary during the term of his employment agreement and he was awarded RSUs of the Company's Class A common stock valued at $100,000.

On September 6, 2017, the Company entered into a retention bonus and RSU agreement with Mr. Artese which provided for (i) a retention bonus of $67,980, with one half to be paid on March 1, 2018 and the other half to be paid on September 1, 2018, and (ii) a one-time grant of 4,874 RSUs, with 2,437 RSUs vesting on March 1, 2018 and the remaining 2,437 RSUs vesting on September 1, 2018, subject to continued employment.

Mr. Artese left the Company on February 23, 2018. Mr. Artese received certain amounts pursuant to the terms of his employment and retention agreements, which are described under Actual and Potential Payments Upon Termination of Employment or Change of Control.

The named executive officers are entitled to employee benefits generally available to all employees.

As discussed below under "Actual and Potential Payments Upon Termination of Employment or Change of Control," the employment agreements provide for severance benefits to be paid to the named executive officers upon certain qualifying terminations of their respective employment.

The employment agreements contain customary confidentiality, non-competition and non-solicitation provisions.

FISCAL 2018 SUMMARY COMPENSATION TABLE

The following table summarizes information concerning the compensation awarded to, earned by, or paid for services rendered in all capacities by our named executive officers during the years ended April 30, 2018, 2017 and 2016. The compensation described in this table does not include medical, group life insurance or other benefits that are available generally to all of our salaried employees.

Name and Principal Position	Fiscal Year Ended April 30,	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Nicole Ossenfort, President and Chief Executive Officer (7)	2018	$124,615	$—	$—	$—	$—	$385	$125,000
Michael S. Piper, Vice President, Financial Products (8)	2018	160,259	—	—	—	—	448,737	608,996
	2017	237,893	—	350,003	—	—	7,137	595,033
	2016	222,769	60,000(5)	—	—	—	8,685	291,454
Shaun York, Vice President, Chief Operating Officer (9)	2018	77,446	—	—	—	—	3,276	80,722
John T. Hewitt, Chairman, President and Chief Executive Officer (10)	2018	229,699	—	—	—	—	803,541	1,033,240
	2017	524,350	—	287,494	862,500	—	15,731	1,690,075
	2016	1	—	—	—	—	—	1
Edward L. Brunot, President, Chief Executive Officer (11)	2018	406,539	325,000(6)	324,996	600,013	—	1,001,873	2,658,421
Kathleen E. Donovan, Vice President, Chief Financial Officer (12)	2018	239,829	—	172,534	—	—	134,349	546,712
	2017	338,092	—	400,000	—	—	10,143	748,235
	2016	335,000	—	—	—	—	10,437	345,437
Nicholas E. Bates, Vice President, Chief Financial Officer (13)	2018	253,431	37,260(6)	474,520	—	—	6,263	771,474
Vanessa M. Szajnoga, Vice President, General Counsel (14)	2018	229,904	131,250(6)	431,238	—	—	460,835	1,253,227
	2017	260,160	—	350,003	—	—	7,598	617,761
	2016	166,702	—	26,207	153,900	—	5,141	351,950
Richard G. Artese, Vice President Chief Information Officer (15)	2018	194,522	67,980(6)	167,984	—	—	367,875	798,361
	2017	222,031	—	200,000	—	—	6,238	428,269
	2016	220,000	—	—	—	—	5,712	225,712

(1)
Amounts in this column reflect the grant date fair value of stock awards granted to each named executive officer under the Company’s 2011 Equity and Cash Incentive Plan, calculated in accordance with ASC Topic 718, based on the fair market value as determined by the Board of Directors, of the Company's stock on the date of the grant. Assumptions used in the calculation of these amounts for Fiscal 2018 are based on the Black-Scholes model for options and the grant date price for RSUs.

(2)
Amounts in this column reflect the grant date fair value of the options granted to each named executive officer under the Company's 2011 Equity and Cash Incentive Plan, calculated in accordance with ASC Topic 718, based on the fair market value, as determined by the Board of Directors, of the Company’s stock on the date of grant. Assumptions used in the calculation of these amounts for Fiscal 2018 are based on the Black-Scholes model for options and the grant date price for RSUs.

(3)	Amounts in this column were paid under the Company's annual cash bonus plans. No bonuses were paid in Fiscal 2018, 2017 or 2016.

(4)
For all individuals, these amounts reflect the Company’s matching contributions under its 401(k) plan. The 2018 amounts include severance/settlement payments for Mr. Piper of $445,000, Mr. York of $3,231, Mr. Hewitt of $801,005, Mr. Brunot of $999,999, Ms. Szajnoga of $450,000, and Mr. Artese of $360,000.

(5)	Mr. Piper was appointed as an executive officer in September 2014. The bonus amount for fiscal 2016 reflects a $60,000 retention bonus under the Company’s 2016 annual cash bonus plan.

(6)	The bonus amounts for Messrs. Brunot, Bates and Artese and Ms. Szajnoga for Fiscal 2018 reflect retention bonuses.

(7)
Ms. Ossenfort was appointed President and Chief Executive Officer in February 2018. In June 2018, Ms. Ossenfort entered into an employment agreement entitling her to an annual base salary of $450,000, a signing bonus of $225,000 payable in cash, RSUs valued at $325,000 as of grant date which vest in three equal installments over a three-year period, stock options valued at $325,000 as of grant date which vest in three equal installments over a three-year period, and a $75,000 relocation bonus, and a housing stipend of $2,000 per month for the period of February 2018 through April 2019. Ms. Ossenfort received $13,525 for serving on the Board in Fiscal 2018.

(8)
Mr. Piper left the Company as Vice President of Financial Products in September 2017 and rejoined as Chief Financial Officer in June 2018. In June 2018, Mr. Piper entered into an employment agreement entitling him to an annual base salary of $346,000, a signing bonus of $200,000 payable in cash, RSUs valued at $285,000 as of grant date which vest in three equal installments over a three-year period, and stock options valued at $175,000 as of grant date which vest in three equal installments over a three-year period.

(9)
Mr. York was appointed Chief Operating Officer in February 2018. In June 2018, Mr. York entered into an employment agreement entitling him to an annual base salary of $300,000, a signing bonus of $150,000 payable in cash, RSUs valued at $200,000 as of grant date which vest in three equal installments over a three-year period, stock options valued at $200,000 as of grant date which vest in three equal installments over a three-year period, and a $90,000 relocation bonus, and a housing stipend of $2,000 per month for the period of February 2018 through April 2019.

(10)	Mr. Hewitt was terminated as President and Chief Executive Officer in September 2017. Mr. Hewitt received $98,752 for serving on the Board in Fiscal 2018.

(11)	Mr. Brunot was appointed Chief Operating Officer in June 2017, President and Chief Executive Officer in September 2017, and was terminated in February 2018.

(12)
Ms. Donovan resigned as Chief Financial Officer in December of 2017. In December 2017, Ms. Donovan signed a three-month consulting agreement from January 2018 to March 2018 with a value of $172,525. Ms. Donovan’s consulting agreement was terminated in February 2018, and she received the full value of the agreement.

(13)	Mr. Bates was appointed Chief Financial Officer in December 2017 and left the Company in June 2018.

(14)	Ms. Szajnoga left the Company in February 2018.

(15)	Mr. Artese left the Company in February 2018.

GRANTS OF PLAN BASED AWARDS

The following table sets forth information regarding grants of plan based awards to each of the named executive officers during Fiscal 2018.

					All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards (4)
		Estimated Future Payments under Non-Equity Incentive Plan Awards (1)
Name	Grant Date	Threshold	Target	Maximum
Nicole Ossenfort		$—	$—	$—	—	—	$—	$—
Michael S. Piper		—	—	—	—	—	—	—
Shaun York		—	—	—	—	—	—	—
John T. Hewitt (5)		—	—	—	—	—	—	—
Edward L. Brunot	6/1/2017	—	—	—	—	167,113	14.30	533,090
	6/1/2017	—	—	—	—	20,979	14.30	66,923
	6/1/2017	—	—	—	22,727	—		324,996
Kathleen E. Donovan (5)	9/6/2017	—	—	—	12,368	—	—	172,534
Nicholas E. Bates	12/12/2017	—	—	—	41,541	—		474,520
Vanessa M. Szajnoga	12/12/2017	—	—	—	36,557	—	—	431,238
Richard G. Artese	12/12/2017	—	—	—	13,923	—	—	167,984

(1)
With respect to annual bonuses, the named executive officers who departed during Fiscal 2018 were either ineligible to receive an annual bonus or received negotiated amounts through their separation agreements. For the named executive officers who were hired in February 2018, the Compensation Committee determined that it was inappropriate to measure performance under the Company’s annual bonus plan due to the fact that they were hired in the latter portion of Fiscal 2018.

(2)	Represents RSUs.

(3)
Represents incentive stock option awards and non-qualifying option awards in the amounts of 20,979 and 167,113, respectively, awarded to Mr. Brunot during Fiscal 2018. Each grant vests annually over a three year period from the date of the grant.

(4)
Amounts in this column reflect the grant date fair value of the RSUs and options granted to each named executive officer under the Company’s 2011 Equity and Cash Incentive Plan, calculated in accordance with ASC Topic 718, based on the fair market value, as determined by the Board of Directors, of the Company's stock on the date of grant. Assumptions used in the calculation of these amounts for Fiscal 2018 are based on the Black-Scholes model for options and the grant date price for RSUs.

(5)
Mr. Hewitt left the Company in September 2017 and Ms. Donovan left the Company in December 2017, prior to February 15 of the fiscal year; therefore, according to their employment agreements, they were not eligible for a bonus in Fiscal 2018.

OUTSTANDING EQUITY AWARDS AT YEAR END

The following table sets forth information regarding outstanding stock awards held by our named executive officers at April 30, 2018. All grants noted below were made under the 2011 Equity and Cash Incentive Plan.

		Number of Securities Underlying Unexercised Options (#)				Unvested Stock Awards
Name	Grant Date	Exercisable	Unexercisable	Option Exercise Price	Option Expiration Date	Number (#)	Market Value ($) (1)
Nicole Ossenfort (8)		—	—	$—		—	—
Michael S. Piper (9)		—	—	—		—	—
Shaun York (10)		—	—	—		—	—
John T. Hewitt (11)		—	—	—		—	—
Edward L. Brunot (12)		—	—	—		—	—
Kathleen E. Donovan (13)		—	—	—		—	—
Nicholas E. Bates	9/28/2015	18,000	9,000	22.98	(2)	—	—
	12/9/2016	—	—	—		2,676 (5)	27,563
	9/6/2017	—	—	—		5,342 (6)	55,023
	12/12/2017	—	—	—		36,199 (7)	372,850
Vanessa M. Szajnoga	11/24/2015	20,000	10,000	22.53	(3)	—	—
Richard G. Artese	9/18/2014	20,000	20,000	33.38	(4)	—	—

(1)	Amounts reflect the number of RSUs that have not vested multiplied by the market value of $10.30 per share, which was the closing market price of the Company's common stock on April 30, 2018.

(2)	Options vested in equal annual installments in 2016 and 2017 with the expiration date for such options being five years after the date that they vested (September 28, 2021 and 2022, respectively).

(3)	Options vested in equal annual installments in 2016 and 2017 with the expiration date for such options being five years after the date that they vested (November 24, 2021 and 2022, respectively).

(4)
Options vested in annual installments in 2015, 2016 and 2017 with the expiration date for such options being five years after the date that they vested (September 19, 2020, 2021 and 2022, respectively).

(5)	Represents RSUs which vest in December 2019. In connection with his departure from the Company, Mr. Bates forfeited these RSUs.

(6)	Represents RSUs which vest in August 2018. In connection with his departure from the Company, Mr. Bates forfeited these RSUs.

(7)	Represents RSUs which vest in November 2020. In connection with his departure from the Company, Mr. Bates forfeited these RSUs.

(8)	Ms. Ossenfort did not have any equity awards outstanding at April 30, 2018.

(9)	Mr. Piper did not have any equity awards outstanding at April 30, 2018.

(10)	Mr. York did not have any equity awards outstanding at April 30, 2018.

(11)	Mr. Hewitt did not have any equity awards outstanding at April 30, 2018.

(12)	Mr. Brunot did not have any equity awards outstanding at April 30, 2018.

(13)	Ms. Donovan did not have any equity awards outstanding at April 30, 2018.

OPTIONS EXERCISED AND STOCK VESTED

During Fiscal 2018, Richard G. Artese had 29,796 RSUs vest, for a total market value of $257,735, Nicholas E. Bates had 3,563 RSUs vest, for a total market value of $31,627, Kathleen E. Donovan had 31,746 RSUs vest, for a total market value of $349,206, John T. Hewitt had 22,817 RSUs vest, for a total market value of $331,987 and Vanessa M. Szajnoga had 65,258 RSUs vest, for a total market value of $567,525, all of which represents the market price at the time of vesting.

None of the other named executive officers exercised stock options during the year ended April 30, 2018.

NON-QUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2018

In 2012, we adopted our Non-Qualified Deferred Compensation Plan ("NQDCP"), which became effective December 1, 2012. The NQDCP provides that executives who meet minimum compensation requirements are eligible to defer up to 100% of their salaries and up to 100% of their bonuses. We have agreed to credit the participants' contributions with earnings that reflect the performance of certain independent investment funds. The benefits under this plan are unsecured and are general assets of the Company. Participants are generally eligible to receive payment of their vested benefit at the end of their elected deferral period or after termination of their employment with the Company for any reason or at a later date to comply with the restrictions of Section 409A of the Code. Participants may elect to receive their payments in a lump sum or installments. The Company does not make matching or other discretionary contributions to participant accounts.

The following table shows the non-qualified deferred compensation activity for each of the named executive officers who participated in our NQDCP during Fiscal 2018.

Name	Executive Contributions in Fiscal 2018 (1) (2)	Aggregate Earnings in Fiscal 2018 (3)	Aggregate Withdrawals/Distributions	Aggregate Balance at April 30, 2018
John T. Hewitt	$—	$1,110	$30,474	$122,726
Michael S. Piper	—	2,419	35,692	—

(1)	Amounts shown in this column for the NQDCP are included in the "Salary" column of the "Summary Compensation Table."

(2)	There were no contributions to the NQDCP by the executives for Fiscal 2018.

(3)	The amounts shown in this column are not included in the "Summary Compensation Table" because they are not preferential or above market.

ACTUAL AND POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE OF CONTROL

None of our named executive officers for Fiscal 2018 have a change in control agreement. However, the employment agreements we entered into with each of the named executive officers entitle them to certain payments under their respective employment agreements upon certain qualifying terminations. The following describes certain terms of the employment agreements with our named executive officers in effect as of April 30, 2018.

Ms. Ossenfort and Messrs. Piper and York. Under the employment agreements with Ms. Ossenfort, Mr. Piper and Mr. York, the named executive is entitled to certain payments as follows:

If their respective employment agreement is terminated for any reason, he or she will be entitled to receive: (i) the base salary earned but not yet paid for services rendered to the Company on or prior to the date on which the employment period ends; (ii) any annual bonus awarded by the Board prior to the date of the Company’s receipt of the notice of termination for services rendered in any fiscal year which had been completed prior to the date on which the employment period ends and which had not previously been paid (provided that the Board did not impose a requirement that he or she be employed on the payment date); (iii) any business expenses incurred on or prior to the date on which the employment period ends that are eligible for reimbursement in accordance with the Company’s expense reimbursement policies as then in effect; and (iv) any vested benefits to which he or she is entitled under the Company’s employee benefit plans and any welfare benefits to which he or she is entitled in accordance with the terms of the Company’s welfare plans (collectively, the “Accrued Rights”).

Subject to the execution of a form of release by Ms. Ossenfort, Messrs. Piper and York, as applicable, if, during the employment term his or her respective employment agreement is terminated by the Company without Cause (as defined in his or her employment agreement) or by Ms. Ossenfort, Mr. Piper, or Mr. York for Good Reason (as defined in his or her employment agreement), he or she will be entitled to receive: (i) an amount equal to the Accrued Rights, (ii) an amount equal to 12 months of his or her then-current base salary as severance, paid in equal installments continuing for a 12-month period following the date of termination; (iii) the accelerated vesting of any incentive stock awards, including, but not limited to, stock options, stock appreciation rights, restricted stock and dividend equivalent rights, that were not vested as of the date of his or her termination, (iv) continued medical insurance coverage at the Company’s expense for a period of 12 months following the date of termination, unless he or she becomes reemployed with another employer and is eligible to receive such benefits from that employer, and (v) to the extent permitted under the terms and conditions of any life insurance policy, the ability to convert such policy to an individual policy.

Mr. Brunot. Under the employment agreement with Mr. Brunot, Mr. Brunot was entitled to certain payments as follows:

If Mr. Brunot’s employment agreement was terminated for any reason, Mr. Brunot was entitled to receive: (i) the base salary earned but not yet paid for services rendered to the Company on or prior to the date on which the employment period ends; (ii) any annual bonus awarded by the Board prior to the date of the Company’s receipt of the Notice of Termination for services rendered in any fiscal year which had been completed prior to the date on which the employment period ends and which had not previously been paid (provided that the Board did not impose a requirement that Mr. Brunot be employed on the payment date); (iii) any business expenses incurred on or prior to the date on which the employment period ends that are eligible for reimbursement in accordance with the Company’s expense reimbursement policies as then in effect; and (iv) any vested benefits to which Mr. Brunot was entitled under the employee benefit plans and any welfare benefits to which he was entitled in accordance with the terms of the Company’s welfare plans (collectively, “Accrued Rights”).

If Mr. Brunot’s employment agreement was terminated as a result of Mr. Brunot’s Employment-Related Death or Disability (as defined therein) or as a result of delivery of Notice of Non-Renewal (as defined therein), Mr. Brunot was entitled to an amount equal to the Accrued Rights.

Subject to the execution of a form of release by Mr. Brunot, if during the employment term, Mr. Brunot terminated the Agreement for Good Reason (as defined therein) or the Company terminated Mr. Brunot without Cause (as defined therein), Mr. Brunot was entitled to receive: (i) the Accrued Rights; (ii) an amount equal to Mr. Brunot’s base salary as of the day prior to the date of termination multiplied by two, if the termination occurred prior to May 31, 2020. If the termination occurred after May 31, 2020, Mr. Brunot was entitled to an amount equal to his base salary as of the day prior to termination; (iii) accelerated vesting, non-forfeitability and exercisability, as of the termination date, of Mr. Brunot’s outstanding equity awards, as described in the Agreement; (iv) continuation of certain other benefits, including health care coverage for 18 months following date of termination; and (v) the ability to convert any existing life insurance policy then in effect to an individual policy, to the extent permitted by the plan terms and conditions. In the event Mr. Brunot voluntarily terminated his employment with the Company without Good Reason prior to February 28, 2019, he was required to remit to the Company a cash amount equal to a pro-rated value of the signing bonus. If Mr. Brunot did not execute the form of release, in the event of termination as described above, Mr. Brunot was only entitled to the Accrued Rights.

Ms. Donovan and Mr. Hewitt.    Under the employment agreements with Ms. Donovan and Mr. Hewitt, the named executive officer was entitled to certain payments if his or her employment was terminated by him or her for Good Reason (as defined under the employment agreement), by us without Cause (as defined under the employment agreement) or as a result of the named executive officer’s Employment-Related Death or Disability (as defined under the employment agreement).

If the named executive officer’s employment was terminated by him or her for Good Reason, by us without Cause or as a result of his or her Employment-Related Death or Disability, he or she was entitled to the following: (i) the payment of his or her base salary through the date of termination; (ii) the payment of an amount equal to his or her monthly base salary multiplied by 12 if employed less than 5 years or 18 if employed more than 5 years, except for Mr. Hewitt, whose agreement provides for the payment of an amount equal to his monthly base salary multiplied by 18; (iii) the payment of an amount equal to the pro-rated bonus to which he or she would have been entitled; (iv) the accelerated vesting of any incentive stock awards, including options, that were not vested as of the date of his or her termination; (v) continued coverage at our expense under any medical, dental, life insurance and disability policies for a period of 12 months or 18 months depending on the length of employment, except for Mr. Hewitt, whose agreement provided for 18 months of continued coverage, unless the named executive officer became reemployed with another employer and was eligible to receive such welfare benefits from that employer; and (vi) any other amounts or benefits required to be paid to the named executive officer or that he or she was eligible to receive under any plan, program, policy or practice or contract or agreement with us.

Ms. Szajnoga and Messrs. Bates and Artese. Under the employment agreements with Ms. Szajnoga and Messrs. Bates and Artese, the named executive officer was entitled to certain payments if his or her employment was terminated by him or her for Good Reason (as defined under the employment agreement), by us without Cause (as defined under the employment agreement) or as a result of his or her Employment-Related Death or Disability (as defined under the employment agreement).

If the named executive officer’s employment was terminated by him or her for Good Reason, by us without Cause or as a result of his or her Employment-Related Death or Disability, he or she was entitled to the following: (i) an amount equal to the Accrued Rights (as defined under the employment agreement), (ii) the payment of an amount equal to his/her monthly base salary multiplied by 18 if the termination occurs prior to December 31, 2019, or an amount equal to his/her annual base salary if the termination occurs after December 31, 2019, (iii) the accelerated vesting of any incentive stock awards, including options, that were not vested as of the date of his/her termination, (iv) continued coverage at the Company’s expense under any medical, dental, life insurance and disability policies for a period of 12 months, unless he/she became reemployed with another employer and is eligible to receive such welfare benefits from that employer, and (v) to the extent permitted under the terms and conditions of any life insurance policy, the ability to convert such policy to an individual policy.

Ms. Ossenfort, Messrs. Piper and York.    If the named executive officer’s employment was terminated by him or her without Good Reason, by us for Cause or due to his or her Disability (as defined under the employment agreement), other than as a consequence of

Employment-Related Death or Disability, the named executive officer is only entitled to the payment of his or her salary through the date of termination.

If the named executive officer’s employment is terminated as a result of his or her death or Disability (other than as a consequence of Employment-Related Death or Disability), he or she is entitled to his or her base salary through the date of his or her termination, as well as the pro-rata bonus to which he or she would have been entitled.

The following table shows actual and potential payments upon each named executive officer's termination. The amounts calculated in the table assume the termination occurred on April 30, 2018 and that the executive officer was paid in a lump sum payment. The Employment Agreement of Mr. Hewitt provided for a lump-sum payment of the base salary component; the Employment Agreements of Mmes. Ossenfort, Donovan, and Szajnoga and Messrs. Piper, York, Brunot, Bates and Artese provide for multiple payments.

	Severance Compensation		Benefits and Perquisites
Name	Severance	Bonus	Unvested Stock Awards(1)	Welfare Benefits	Total
Nicole Ossenfort
Voluntary termination without Good Reason	$—	$—	$—	$—	$—
Voluntary termination for Good Reason	450,000	—	650,000	21,695	1,121,695
Termination by Company for Cause	—	—	—	—	—
Termination by Company without Cause	450,000	—	650,000	21,695	1,121,695
Employment-Related Death or Disability	450,000	—	650,000	21,695	1,121,695
Other Death	—	—	—	—	—
Other Disability	—	—	—	—	—
Michael S. Piper
Voluntary termination without Good Reason	—	—	—	—	—
Voluntary termination for Good Reason	346,000	—	460,000	—	806,000
Termination by Company for Cause	—	—	—	—	—
Termination by Company without Cause	346,000	—	460,000	—	806,000
Employment-Related Death or Disability	346,000	—	460,000	—	806,000
Other Death	—	—	—	—	—
Other Disability	—	—	—	—	—
Shaun York
Voluntary termination without Good Reason	—	—	—	—	—
Voluntary termination for Good Reason	300,000	—	400,000	22,575	722,575
Termination by Company for Cause	—	—	—	—	—
Termination by Company without Cause	300,000	—	400,000	22,575	722,575
Employment-Related Death or Disability	300,000	—	400,000	22,575	722,575
Other Death	—	—	—	—	—
Other Disability	—	—	—	—	—

(1)
Calculated based on the closing price of the Company's Class A common stock on April 30, 2018, which was $10.30 per share; and the exercise price of unvested options, which ranges between $8.85 and $10.55 per share and RSUs.

Other Arrangements Affecting Potential Payments Upon Termination

Kathleen E. Donovan, Vanessa M. Szajnoga, Nicholas Bates and Richard Artese. On September 6, 2017, the Company entered into a retention bonus and RSU agreement with each of Mmes. Donovan and Szajnoga and Messrs. Bates and Artese. Each agreement provided for (i) a retention bonus, payable in two installments and (ii) a one-time grant of RSUs, each of which represented the right to receive one share of the Company’s Class A common stock which would vest in two equal installments, provided that the named executive officer remained employed with the Company on each vesting date.  If the named executive officer’s employment was terminated by such officer for Good Reason, by the Company without Cause or as a result of his or her Employment-Related Death or Disability (as each of those capitalized terms are defined by the agreement), then the RSUs immediately vested and the retention bonus would become immediately due and payable.

Kathleen E. Donovan. On November 7, 2017, Ms. Donovan resigned as, Vice President, Chief Financial Officer of the Company, effective December 31, 2017. In connection with her resignation, on December 12, 2017, Ms. Donovan entered into a release agreement with the Company which provided for Ms. Donovan to receive certain termination payments set forth in her employment agreement. Pursuant to the release agreement, Ms. Donovan relinquished all rights to a bonus as defined in her employment agreement. In addition, the release agreement provided that only the unvested stock incentives that were granted to Ms. Donovan in calendar year 2016 became fully vested and exercisable pursuant to her employment agreement. Ms. Donovan relinquished all rights to any stock options and other grants not specifically addressed in the release agreement.

On December 12, 2017, the Company entered into a consulting agreement with Ms. Donovan, effective January 1, 2018 with a term through March 31, 2018, unless terminated earlier. The consulting agreement provided that Ms. Donovan would serve as a consultant to the Company on operational and finance matters. Upon termination of the consulting agreement on February 19, 2018, Ms. Donovan received $129,393.75.

Severance Payments Upon Termination

John T. Hewitt. On September 5, 2017, the Board of Directors of the Company terminated the employment of Mr. Hewitt as President and Chief Executive Officer. Under the terms of Mr. Hewitt’s second amended and restated employment agreement, Mr. Hewitt was entitled to and received a lump-sum cash payment of $801,005 in severance compensation, which was equal to his monthly base salary multiplied by 18. In addition, Mr. Hewitt received the accelerated vesting of incentive equity awards that were not vested as of September 5, 2017, consisting of the following: (i) 340,071 stock options (based on the exercise prices of unvested options, which range between $12.60 and $13.86 per share) with an intrinsic value of approximately $171,166 (based on the closing price of $13.15 per share of the Company’s Class A common stock on September 5, 2017); and (ii) 22,817 RSUs with a market value of approximately $300,044 (based on the closing price of $13.15 per share); and 18 months of continued coverage at our expense under any medical, dental, life insurance and disability policies, with an approximate value of $18,597, unless Mr. Hewitt becomes reemployed with another employer and is eligible to receive such welfare benefits from that employer.

Edward L. Brunot. On February 19, 2018, Edward Brunot was terminated from the Company as President and Chief Executive Officer.  In connection with his termination, Mr. Brunot continued to receive his salary and benefits through the date of termination of employment, but did not receive any cash severance payment or change in the terms of outstanding equity incentive awards. Pursuant to the terms of a settlement agreement entered into between the Mr. Brunot and the Company in June 2018, Mr. Brunot received $999,999.99. The settlement agreement satisfied all obligations under Mr. Brunot’s employment agreement.

Kathleen E. Donovan. Under the terms of her employment, retention bonus and RSU and release agreements, Ms. Donovan received a cash payment of $345,050. In addition, Ms. Donovan received the accelerated vesting of incentive equity awards that were not vested as of December 31, 2017, consisting of the following: (i) 33,532 RSUs with a market value of approximately $339,047 (based on the closing price of $10.68 per share); and (ii) 18 months of continued coverage at our expense under any medical, dental, life insurance and disability policies, with an approximate value of $22,574, unless Ms. Donovan becomes reemployed with another employer and is eligible to receive such welfare benefits from that employer.

Nicholas E. Bates. On May 9, 2018, Mr. Bates provided notice of his resignation to be effective on June 15, 2018. Under the terms of a separation and release agreement entered into between the Mr. Bates and the Company, Mr. Bates received a cash payment of $453,245.93. In addition, Mr. Bates will receive 12 months of continued coverage at our expense under any medical, dental, life insurance and disability policies, with an approximate value of $21,695, unless Mr. Bates becomes reemployed with another employer and is eligible to receive such welfare benefits from that employer. The separation and release agreement satisfied all obligations under Mr. Bates’s employment agreement.

Vanessa M. Szajnoga. On February 23, 2018, Vanessa M. Szajnoga, Vice President and General Counsel of the Company, resigned from the Company. Under the terms of her employment and retention agreements, Ms. Szajnoga received a cash payment of $581,250. In addition, Ms. Szajnoga received the accelerated vesting of incentive equity awards that were not vested as of February 23, 2018, consisting of the following: (i) 10,000 stock options based on the exercise price of $22.53 per share with an intrinsic value of approximately $0 (based on the closing price of $8.42 per share of the Company’s Class A common stock on February 23, 2018); (ii) 55,454 RSUs with a market value of approximately $466,923 (based on the closing price of $8.42 per share); and (iii) 12 months of continued coverage at our expense under any medical, dental, life insurance and disability policies, with an approximate value of $13,004, unless Ms. Szajnoga becomes reemployed with another employer and is eligible to receive such welfare benefits from that employer.

Michael S. Piper. On September 5, 2017, Michael S. Piper, Vice President, Financial Products of the Company, resigned from the Company.  In connection with his resignation, Mr. Piper continued to receive his salary and benefits through the date of termination of employment but did not receive any cash severance payment or change in the terms of outstanding equity incentive awards. Pursuant to the terms of a settlement agreement entered into between the Mr. Piper and the Company in June 2018, Mr. Piper received $445,000. The settlement agreement settled Mr. Piper’s preexisting lawsuit against the Company which related to a contractual dispute over severance in connection with his prior employment with the Company.

Richard G. Artese. On February 23, 2018, Richard G. Artese, Vice President, Chief Information Officer of the Company, resigned from the Company. Under the terms of his employment and retention agreements, Mr. Artese received a cash payment of $427,980. In addition, Mr. Artese received the accelerated vesting of incentive equity awards that were not vested as of February 23, 2018, consisting of the following: (i) 19,999 stock options based on the exercise prices of $33.38 per share with an intrinsic value of approximately $0 (based on the closing price of $8.42 per share of the Company’s Class A common stock on February 23, 2018); (ii) 24,505 RSUs with a market value of approximately $206,332 (based on the closing price of $8.42 per share); and (iii) 12 months of continued coverage at our expense under any medical, dental, life insurance and disability policies, with an approximate value of $33,763, unless Mr. Artese becomes reemployed with another employer and is eligible to receive such welfare benefits from that employer.

FISCAL 2018 PAY RATIO

The following is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of our President and Chief Executive Officer, Nicole Ossenfort, to the median of the annual total compensation of our other employees. We determined that, as of April 30, 2018, our employee population consisted of approximately 1028 full-time, part-time, and seasonal employees. We excluded, for administrative convenience, our Canadian employees, who fell below the 5 percent de minimis threshold for exclusion based on our total employee population. We determined our median employee based on the gross wages (excluding equity awards, severance and bonuses) between May 1, 2017 and April 30, 2018 to each employee (other than our Chief Executive Officer and Canadian employees), employed as of April 30, 2018. The annual total compensation of our median employee (other than the Chief Executive Officer) was $10,161. Ms. Ossenfort has served as our President and Chief Executive Officer since February 2018; therefore, as allowed when more than one chief executive officer serves during the fiscal year, we annualized her compensation for purposes of the pay ratio estimation. The annualized total compensation of Ms. Ossenfort was $450,000, which included her base salary as outlined in her employment agreement. Based on the foregoing, our estimate of the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all other employees was 44 to 1.

Because the SEC rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to apply different methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio for our Company. As such, the estimated ratio reported above should not be used as a basis for comparison between companies.

AUDIT COMMITTEE REPORT

The Company's management is responsible for preparing financial statements in accordance with generally accepted accounting principles and the financial reporting process, including the Company's disclosure controls and procedures and internal control over financial reporting. The Company's independent registered accounting firm is responsible for auditing the Company's financial statements and expressing an opinion as to their conformity to U.S. generally accepted accounting principles (GAAP). The Audit Committee of the Board of Directors, composed solely of independent directors, meets periodically with management, including the Company's internal auditor and others in the Company, and the Company's independent registered public accounting firm to review and oversee matters relating to the Company's financial statements, internal audit activities, disclosure controls and procedures, and internal control over financial reporting and non-audit services provided by the independent accountants. In addition, the Audit Committee oversaw effective compliance with the SEC's mandatory rotation requirements for certain members of the engagement team of the Company's independent registered public accounting firm during the fiscal year ended April 30, 2018, and, as discussed further below, pre-approved all audit and non-audit services and fees paid to such firm.

The Audit Committee has reviewed and discussed with management and Cherry Bekaert, the Company's independent registered public accounting firm, the Company's audited financial statements for the fiscal year ended April 30, 2018. The Audit Committee has also discussed with Cherry Bekaert the matters required to be discussed by the Public Company Accounting Oversight Board AS 1301, relating to communication with audit committees. In addition, the Audit Committee has received from Cherry Bekaert the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Cherry Bekaert's communications with the Audit Committee concerning independence, has discussed with Cherry Bekaert its independence from the Company and the Company's management, oversaw effective compliance with the five-year mandatory rotation of certain members of the engagement team of Cherry Bekaert, and has considered whether Cherry Bekaert's provision of non-audit services to the Company is compatible with maintaining the auditor's independence.

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in the Company's 2018 Annual Report on Form 10-K.

The Audit Committee conducted its own self-evaluation and evaluation of the services provided by Cherry Bekaert during the fiscal year ended April 30, 2018. Based on its evaluation of Cherry Bekaert, the Audit Committee reappointed Cherry Bekaert as the Company's independent registered public accounting firm for the fiscal year ending April 30, 2019.

Members of the Audit Committee

G. William Minner, Jr. (Chair)
Patrick A. Cozza
Andrew M. Laurence
Bryant R. Riley

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of October 29, 2018, information regarding beneficial ownership of our capital stock by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our Class A common stock;

•	each of our directors and director nominees;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within 60 days of October 29, 2018. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of capital stock shown that they beneficially own.

Our calculation of the percentage of beneficial ownership is based on 14,036,684 shares of our Class A common stock and equivalents outstanding as of October 29, 2018.

Shares of Class A common stock subject to stock options currently exercisable, or exercisable within 60 days of October 29, 2018, and RSUs for which shares are issuable within 60 days of October 29, 2018, are deemed to be outstanding for computing the percentage ownership of the person holding those securities and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage of any other person.

Unless otherwise noted below, the address for each of the stockholders in the table below is c/o Liberty Tax, Inc., 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454.

	Shares of Class A Common Stock Beneficially Owned
	Number	Voting Percent
5% Stockholders:
B. Riley Financial, Inc. (1)	3,104,703	22.1%
Cannell Capital, LLC (2)	1,871,068	13.3%
Royce & Associates, LP (3)	747,210	5.3%
Vintage Capital Management, LLC (4)	2,075,151	14.8%

Named Executive Officers and Directors:
Richard G. Artese (5)	N/A	*
Matthew Avril	—	*
Nicholas E. Bates (6)	N/A	*
Edward L. Brunot (7)	N/A	*
Patrick A. Cozza	—	*
Kathleen E. Donovan (8)	N/A	*
Thomas Herskovits	2,671	*
John T. Hewitt (9)	N/A	*
Brian R. Kahn (10)	2,075,151	14.8%
Andrew M. Laurence	—	*
Lawrence Miller	—	*
G. William Minner, Jr.	—	*
Nicole Ossenfort	—	*
Michael S. Piper	—	*
Bryant R. Riley (11)	3,104,703	22.1%
Vanessa M. Szajnoga (12)	N/A	*
Shaun York	750	*
Kenneth M. Young	—	*
All executive officers and directors as a group (12 persons)	5,183,275	36.9%

*	Represents beneficial ownership of less than 1%.

(1) Based on Amendment No. 1 to the Schedule 13D filed by B. Riley Financial, Inc., BRC Partners Opportunity Fund, L.P., B. Riley Capital Management, LLC, BRC Partners Management GP, LLC, B. Riley FBR, Inc., Dialectic Antithesis Partners, LP, and BR Dialectic Capital Management, LLC. (collectively, “B. Riley”) on August 9, 2018, including notice that it has sole voting and investment power as to 2,005,353 shares of Class A common stock and shared voting and investment power as to 1,099,350 shares of Class A common stock. The address for B. Riley is 21255 Burbank Boulevard, Suite 400, Woodland Hills, California 91367.

(2) Based on Amendment No. 2 to the Schedule 13D filed by Cannell Capital LLC (“Cannell”) on August 6, 2018. The address for Cannell is 245 Meriwether Circle, Alta, Wyoming 83414.

(3) Based on Amendment No. 3 to the Schedule 13G filed by Royce and Associates LP (“Royce”) on January 22, 2018. The address for Royce is 745 Fifth Avenue, New York, New York 10151.

(4) Based on Amendment No. 1 to Schedule 13D filed by Vintage Capital Management, LLC, Kahn Capital Management, LLC and Brian R. Kahn (collectively, “Vintage”) on August 9, 2018, including notice that Vintage has shared voting power with respect to these shares of Class A common stock. The address for Vintage is 4705 S. Apopka Vineland Road, Suite 206, Orlando, Florida 32819.

(5) Mr. Artese left the Company in February 2018.

(6) Mr. Bates left the Company in June 2018.

(7) Mr. Brunot left the Company in February 2018.

(8) Ms. Donovan left the Company in December 2017.

(9) Mr. Hewitt was terminated as Chief Executive Officer in September 2017; he resigned as Chairman of the Board in August 2018.

(10) Mr. Kahn serves as the founder and investment manager of Vintage and disclaims beneficial ownership of these shares.

(11) Mr. Riley serves as the Chief Executive Officer and Chairman of B. Riley and disclaims beneficial ownership of these shares.

(12) Ms. Szajnoga left the Company in February 2018.

PRINCIPAL ACCOUNTING FEES AND SERVICES

The following table presents fees for professional services rendered by Cherry Bekaert and Carr Riggs and Ingram LLC ("CRI") in 2018 and KPMG LLP ("KPMG") in 2017 for the audit of our annual financial statements for the fiscal years ended April 30, 2018 and 2017, and fees billed for other services rendered by Cherry Bekaert and KPMG for those years. Fees disclosed below include fees actually billed and expected to be billed for services relating to the applicable fiscal year.

Fiscal Year	2018	2017
Audit fees (1)	$1,791,381	$761,486
Tax fees (2)	30,000	144,917
All other fees (3)	67,660	1,650
Total fees	$1,889,041	$908,053

(1) Audit fees consist of fees for professional services rendered for the audit of the Company's financial statements and review of financial statements included in our quarterly reports and services typically provided by the independent auditor in connection with statutory and regulatory filings or engagements.

(2) Tax fees consist of fees for services related to tax compliance, tax planning, tax consultation and tax advice. The amounts included in the table above consist of fees incurred relating to tax compliance, tax credit studies and other tax advisory services.

(3) All other fees consist of license fees for accounting research software and information technology infrastructure.

The Audit Committee has adopted policies and procedures for pre-approving audit and non-audit services performed by the independent auditor so that the provision of such services does not impair the auditor's independence. Under the Audit Committee's pre-approval policy, the terms and fees of all engagements require specific Audit Committee approval.

In determining whether to pre-approve audit or non-audit services, the Audit Committee considers whether such services are consistent with the SEC's rules on auditor independence. The Audit Committee also considers whether the independent auditor is best positioned to provide the most effective and efficient service and whether the service might enhance our ability to manage or control risk or improve audit quality. These factors are considered as a whole and no one factor is necessarily determinative. The Audit Committee considers the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services. The Audit Committee may determine for each fiscal year the appropriate ratio between fees for audit services and fees for audit-related services, tax services and all other services.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated are required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

The Audit Committee has concluded that the provision of non-audit services provided to the Company by its independent accountant during the 2018 fiscal year was compatible with maintaining the independent accountant's independence.

PRIOR CHANGES IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

On December 8, 2017, KPMG resigned as the Company’s independent registered public accounting firm, effective immediately. KPMG’s resignation was accepted and approved by the Company’s Audit Committee. KPMG's reports on the Company's financial statements for the fiscal years ended April 30, 2017 and April 30, 2016 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.  In addition, there were no disagreements between the Company and KPMG on accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of KPMG, would have caused them to make reference to the disagreement in their reports for such periods, or any subsequent interim period preceding KPMG's resignation.

KPMG informed the Audit Committee and management that Mr. Hewitt's past and continued involvement in the Company's business and operations, including his continued interactions with franchisees and ADs of the Company, led it to no longer be able to rely on management's representations, and therefore caused KPMG to be unwilling to be associated with the Company's consolidated financial statements. In notifying the Company of its resignation, KPMG advised the Audit Committee and management that it was not aware of any information that caused it to question the integrity of current management, but rather that the structural arrangement by which Mr. Hewitt controlled the Company was the cause of KPMG's concerns.  KPMG also noted that because certain information known to the Board regarding the reasons that the Board terminated Mr. Hewitt as Chief Executive Officer had not been disclosed to the current Chief Executive Officer and Chief Financial Officer, KPMG was uncertain as to whether it could continue to rely on management's representations. In light of Mr. Hewitt's actions and his ability to control the Board as the then-sole holder of the Class B common stock, KPMG informed the Audit Committee and management that it had concerns regarding the Company's internal control over financial reporting as related to integrity and tone at the top and such matters should be evaluated as potential material weaknesses.

The Company provided KPMG with a copy of the disclosures required by Item 304(a) of Regulation S-K contained in the Current Report on Form 8-K filed with the SEC on December 11, 2017, and a copy of KPMG's letter, dated December 11, 2017, confirming KPMG's agreement with these statements was filed as Exhibit 16.1 with it.

On April 18, 2018, the Audit Committee engaged CRI as the Company’s independent registered public accounting firm for the fiscal year ended April 30, 2018, effective immediately. On June 5, 2018, CRI provided notice of its resignation as the independent registered public accounting firm of the Company, effective as of the same date. CRI’s decision to resign was not recommended or approved by either the Audit Committee or the Board. CRI did not complete any audits of the Company’s financial statements, and, therefore, CRI did not issue an adverse opinion or disclaimer of opinion, and no report was qualified or modified as to uncertainty, audit scope or accounting principles. During the Company’s two most recent fiscal years and through June 7, 2018, there were (i) no disagreements between the Company and CRI on accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of CRI, would have caused them to make reference to the disagreement in their reports, and (ii) no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

The Company provided CRI with a copy of the disclosures required by Item 304(a) of Regulation S-K contained in the Current Report on Form 8-K filed with the SEC on June 7, 2018, and a copy of KPMG's letter, dated June 7, 2018, confirming CRI's agreement with these statements was filed as Exhibit 16.1 with it.

On June 28, 2018, the Audit Committee engaged Cherry Bekaert LLP as its independent registered public accounting firm for the fiscal year ended April 30, 2018, effective immediately. During the Company’s two most recent fiscal years and through the date of its engagement of Cherry Bekaert, neither the Company nor anyone acting on its behalf consulted with Cherry Bekaert regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company by Cherry Bekaert that was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K, and the related instructions to Item 304 of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K) relating to the Company.

PROPOSAL 2 - RATIFICATION OF THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board's Audit Committee has appointed Cherry Bekaert to serve as our independent registered public accounting firm for the fiscal year ending April 30, 2019. Cherry Bekaert has served in this capacity since June 28, 2018. Although ratification is not required under our Bylaws or otherwise, as a matter of good corporate governance, the Audit Committee submits its selection of Cherry Bekaert to our stockholders for ratification, and will consider the vote of our stockholders when appointing our independent registered accounting firm in the future. Even if this selection is ratified, the Audit Committee in its discretion may, subject to the approval of the Board of Directors, select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

No director or executive officer of the Company has any substantial interest in the appointment of Cherry Bekaert as the Company's independent registered public accounting firm.

A representative of Cherry Bekaert is expected to attend the 2018 Annual Meeting and will be available to respond to questions. The Cherry Bekaert representative will have an opportunity to make a statement during the 2018 Annual Meeting if they so desire to do so. Representatives of KPMG are not expected to attend the 2018 Annual Meeting.

The Board unanimously recommends a vote "FOR" the ratification of Cherry Bekaert to serve as our independent registered public accounting firm.

PROPOSAL 3 - ADVISORY AND NON-BINDING VOTE TO APPROVE EXECUTIVE COMPENSATION

Section 14A of the Exchange Act requires that our stockholders have the opportunity to provide an advisory, non-binding vote to approve our executive compensation as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules (commonly known as a “say-on-pay” proposal). Accordingly, our stockholders are hereby given the opportunity to cast an advisory vote to approve or not approve the compensation of our named executive officers as described below, by voting for or against this proposal.

The Compensation Committee of the Board of Directors has designed our executive compensation to attract, retain and reward our senior management who play a significant role in the organization’s current and future success. The Compensation Committee and the Board of Directors structure executive compensation to motivate these employees and strengthen the mutuality of interests between our senior management and our stockholders by achieving performance goals while limiting risk appropriately and maintaining the safety and soundness of the organization. For a full description of these executive compensation practices, please see the description provided under the heading “Compensation Discussion and Analysis.”

We believe that our executive compensation and compensation practices and policies are reasonable in comparison to our peer group, are focused on pay-for-performance principles, are strongly aligned with the long-term interests of stockholders and are necessary to attract and retain experienced, highly qualified executives important to our long-term success and the enhancement of stockholder value. The Board of Directors believes that our executive compensation achieves these objectives, and, therefore, recommends that stockholders vote “for” the proposal.

This say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board of Directors. The Board of Directors and the Compensation Committee value the opinions of our stockholders, and we will consider our stockholders’ concerns and the outcome of this vote when making future compensation decisions regarding our executive officers.

We anticipate that the next vote on a say-on-pay proposal will occur at the 2019 Annual Meeting of Stockholders.

The Board of Directors unanimously recommends a vote “FOR” the advisory approval of the compensation of our named executive officers.

PROPOSAL 4 - ADVISORY AND NON-BINDING VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

As required by SEC rules, we are asking our stockholders to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules. By voting on this Proposal Four (commonly known as a “say-on-pay frequency” proposal), stockholders may indicate whether they would prefer to vote the say-on-pay proposal every one, two or three years.

The Board of Directors believes a frequency of every year is the optimal frequency for the say-on-pay vote so that stockholders may annually express their views on our executive compensation program.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years or three years, or you may abstain from voting on this proposal.

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for future say-on-pay votes that has been selected by stockholders. The Board of Directors values the opinions expressed by stockholders in their votes on this proposal and will consider the outcome of this vote when determining the frequency of future say-on-pay votes. However, because this vote is advisory and not binding on the Company or the Board of Directors in any way, the Board of Directors may decide that it is in the best interest of our stockholders and the Company to hold the say-on-pay vote more or less frequently than the option selected by our stockholders. We anticipate that the next vote on a say-on-pay frequency proposal will occur at the 2024 Annual Meeting of Stockholders.

The Board of Directors unanimously recommends a vote for the option of “ONE YEAR” as the frequency of future advisory votes on the compensation of our named executive officers.

PROPOSAL 5 - APPROVAL OF THE COMPANY’S SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

We are asking our stockholders to approve and adopt the Company’s Second Amended and Restated Certificate of Incorporation (the “Proposed Certificate”). On October 25, 2018, our Board voted unanimously to approve, and to recommend to our stockholders that they approve, the amendment and restatement of the Company’s Amended and Restated Certificate of Incorporation (the “Current Certificate”) to: (i) remove certain obsolete provisions contained in the Current Certificate and (ii) add a new Article IX providing that, with certain exceptions, the sole and exclusive forum for certain actions shall be the Court of Chancery of the State of Delaware. Other than as described herein, the approval of the Proposed Certificate will not have any effect on your rights as a stockholder.

The full text of the Proposed Certificate is attached as Appendix A to this Proxy Statement. The summary below does not contain all of the information that may be important to you and is qualified in its entirety by reference to the text of the Proposed Certificate. You are urged to read the Proposed Certificate in its entirety.

Removal of Obsolete Provisions

The Current Certificate authorizes the issuance of a total of 25,400,000 shares of stock. Of such shares, 21,200,000 are designated as Class A common stock; 1,000,000 are designated as Class B common stock; 190,000 are designated as Class A Convertible Preferred Stock, 10 are designated as Special Voting Preferred Stock and 3,009,990 are designated as Preferred Stock.

On July 19, 2018, John T. Hewitt, former Chairman of the Board and Chief Executive Officer of the Company, entered into a Stock Purchase Agreement, as subsequently amended (the “Agreement”), with an unaffiliated third party, Vintage Tributum LP (“Vintage Tributum”), an affiliate of Vintage, pursuant to which, among other things, Mr. Hewitt agreed to sell to Vintage Tributum all of the shares of the Company’s Class A common stock and Class B common stock owned directly and indirectly by him (the “Sale”). In connection with the Sale, the shares of Class B common stock converted into shares of Class A common stock, and following the Sale, no shares of the Company’s Class B common stock remained outstanding. In connection with the Sale, Vintage Tributum also entered into an agreement to purchase shares from additional holders of the Company’s securities, including the holder of the Company’s exchangeable shares and Special Voting Preferred Stock. In connection with the additional purchases, the Company redeemed the Special Voting Preferred Stock, leaving the Company’s Class A common stock as the only class of its securities outstanding following the Sale. The Sale was completed on August 3, 2018.

As discussed above, following the Sale, there are currently no shares of the Company’s Class B common stock or Special Voting Preferred Stock issued and outstanding. In addition, all of the Company’s issued and outstanding shares of Class A Convertible Preferred Stock were previously converted into shares of the Company’s Class A common stock. The Company currently has no plans or intentions to issue any such shares of Class B common stock, Class A Convertible Preferred Stock or Special Voting Preferred Stock in the future. Accordingly, we are proposing to amend and restate the Current Certificate to delete obsolete provisions related to the designation, rights and preferences of these series of stock and delete obsolete provisions related to our prior dual class common stock structure, including the ability of each class of common stock to fill vacancies on the Board of Directors in order to preserve their respective voting rights under the Current Certificate. With the passage of time and the completion of the Sale, these provisions are no longer necessary, serve no continuing purpose and unnecessarily complicate the Current Certificate.

Under the Proposed Certificate, the Board of Directors will retain its ability to issue preferred stock from time to time in one or more series and will continue to have the authority to fix the designations, preferences and rights of any new series of preferred stock. The Proposed Certificate authorizes the issuance of a total of 25,000,000 shares of stock, of which 22,000,000 are designated as Common Stock and 3,000,000 are designated as Preferred Stock.

Designating a Forum for Certain Actions

The Proposed Certificate also adds a new Article IX (“Proposed New Article IX”) designating the Court of Chancery of the State of Delaware the sole and exclusive forum for certain legal actions unless otherwise consented to by the Company. This designation of the Court of Chancery would apply to any derivative action or proceeding brought on behalf of the Company, any action asserting a claim of breach of fiduciary duty owed by any director, officer, or other employee of the Company to the Company or its stockholders, any action asserting a claim against the Company arising out of a provision of the General Corporation Law of the State of Delaware or the Proposed Certificate or bylaws, or any action asserting a claim against the Company governed by the internal affairs doctrine.

The Board of Directors believes that Proposed New Article IX provides numerous benefits to the Company and its stockholders. Specifically, the Board of Directors believes that the Company and its stockholders will benefit from having disputes resolved by the Delaware Court of Chancery, which is widely regarded as the preeminent court for the determination of disputes involving a corporation’s internal affairs in terms of precedent, experience, and focus. The Delaware Chancery Court is comprised of experienced jurists who have a deep understanding of Delaware corporate law and long-standing precedents regarding corporate governance. In addition, the Board of Directors believes that Delaware’s well-developed body of case law provides stockholders with more certainty with respect to the outcome of intra-corporate disputes. By ensuring that intra-corporate disputes are heard in a Delaware court, the Company and its stockholders avoid costly and duplicative litigation, the risk that Delaware law would be misapplied by a court in another jurisdiction, and the risk of inconsistent outcomes when two similar cases proceed in different courts. Moreover, the Delaware Court of Chancery is typically able to resolve corporate disputes on an accelerated schedule, limiting the time, cost, and uncertainty of protracted litigation.

To be approved, the Proposed Certificate must receive the affirmative vote of a majority of the shares of our common stock outstanding and entitled to vote on the Proposed Certificate. If the Proposed Certificate is approved by the stockholders, it will become effective upon its being filed with the Secretary of State of the State of Delaware, which the Company intends to do promptly following action by stockholders at the 2018 Annual Meeting. If the Proposed Certificate is not approved by the requisite vote, then the Proposed Certificate will not be filed with the Secretary of State of the State of Delaware.

The Board of Directors unanimously recommends that a vote “FOR” the approval of the Proposed Certificate.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than compensation arrangements, we describe below transactions and series of similar transactions, since the beginning of our last completed fiscal year, of which the Company is or was a participant and:

•	the amounts involved exceeds $120,000; and

•
any of our directors, executive officers or beneficial owners of more than 5% of our common stock, or any member of the immediate family of the foregoing persons, has a direct or indirect material interest.

Compensation arrangements for our directors and named executive officers for Fiscal 2018 and for our current executive officers are described in other sections of this Proxy Statement.

Nicole Ossenfort’s franchise and AD agreements

The Company is or was a participant in the following related party transactions with Ms. Ossenfort since the beginning of Fiscal 2018:

Ossenfort Franchise. Ms. Ossenfort, together with her husband, Scott Ossenfort (together, with Ms. Ossenfort, the “Ossenforts”), jointly own a Company franchise through JL Enterprises. JL Enterprises borrows operating funds for working capital to operate the franchises each year.  During Fiscal 2018, JL Enterprises borrowed operating funds for working capital to operate the franchises in the amount of $243,888, of which $0 remained outstanding and payable to the Company as of April 30, 2018. In Fiscal 2018, the Company has recorded $224,970 of accounts receivable from the Ossenforts for royalties, advertising and financial product charges, of which a balance of $1,857 remained outstanding and payable to the Company as of April 30, 2018.

Ossenfort AD. In January 2012, the Ossenforts acquired AD territories covering Western South Dakota and Western Nebraska from the Company.  A note of $429,246 was issued by the Company, and the outstanding principal balance was $208,266 as of the end of fiscal 2017.  On September 6, 2017, the Company entered into an agreement to re-acquire the AD territories from the Ossenforts for $268,000 of which $198,000 consisted of debt forgiveness on the note, with a balance of $34,852 payable to the Ossenforts on July 1, 2018.

In Fiscal 2018, the Company recorded $166 of accounts receivable from the Ossenforts for new franchise leads and interest, which along with prior year accounts receivable balances were forgiven as a part of the agreement to re-acquire the AD territories.  The Ossenforts earned $10,814 for their portion of franchise fees, royalties and interest in Fiscal 2018.

Shaun York’s franchises and AD agreements

The Company is or was a participant in the following related party transactions with Mr. York since the beginning of Fiscal 2018:

York Franchises.  Mr. York operates eleven Company franchises through Yorkompany LLC, S&P Holding Group LLC, My Business Group LLC and Core Fitness Partners LLC (the “York Franchise Entities”).  The York Franchise Entities borrow operating funds from the Company for working capital to operate the franchises each year.

During Fiscal 2018, the York Franchise Entities borrowed operating funds in the amount of $285,670, of which $0 remained outstanding and payable to the Company as of April 30, 2018.  In addition, during Fiscal 2018 the Company recorded $307,752 of accounts receivable from the York Franchise Entities for royalties, advertising and financial product charges, of which $76,417 remained outstanding and payable to the Company as of April 30, 2018.

York AD. York has Area Development arrangements with the Company that are conducted through Yorkompany LLC, S&P Holding Group LLC and TNT Florida Investments LLC (the “York AD Entities”). The York AD Entities were acquired by Mr. York through various transactions with the Company and through third party agreements with AD sellers.  In connection with those transactions, the York AD Entities financed a total of $4,059,460 through the Company to acquire the Area Development territories and associated rights.  The loans are payable by the York AD Entities in annual installments at 12% interest. As of April 30, 2018, the aggregate outstanding principal balance owed by the York AD Entities on the notes was $1,886,093.

In Fiscal 2018, the Company recorded $18,104 of accounts receivable from the York AD Entities for new franchise leads and interest, of which $1,916 remains unpaid as of April 30, 2018.  The York AD Entities earned $578,344 for their portion of franchise fees, royalties and interest in Fiscal 2018.
York Debt Guarantees.  Mr. York also has entered into multiple guarantee agreements with the Company whereby Mr. York has guaranteed all or a portion of the indebtedness owed by other franchisees and ADs to the Company as related to certain financial transactions for which Mr. York had an interest.  The indebtedness owed by these franchisees and ADs as of April 30, 2018 is approximately $2,930,814.

John Seal’s AD agreement

The Company is or was a participant in the following related party transactions with Mr. Seal since the beginning of Fiscal 2018:

JMS Tax, an entity controlled by John Seal, a former director of the Company, owns an AD territory in Texas which a portion of the purchase price was financed through a note issued by the Company. The outstanding principal balance on the note was $170,013 as of April 30, 2018.

In Fiscal 2018, the Company recorded $19,026 of accounts receivable from JMS Tax for new franchise leads and interest of which $9,354 remains unpaid as of April 30, 2018. JMS Tax earned $131,269 for their portion of franchise fees, royalties and interest in Fiscal 2018.

Policy for review of related party transactions

We have adopted a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the prior consent of our Audit Committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest must first be presented to our Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, our Audit Committee is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person's interest in the transaction. All of the transactions described above were entered into after presentation, consideration and approval by our Board of Directors.

SUBMISSION OF STOCKHOLDER PROPOSALS

A stockholder proposal may be considered for inclusion in the Company's proxy materials for the 2019 annual meeting pursuant to Rule 14a-8 of the Exchange Act. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion. Stockholders who wish to present a proposal for inclusion in the Company's proxy statement pursuant to SEC Rule 14a-8 must submit their proposals so that they are received at Liberty Tax, Inc.'s principal executive offices at 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454, Attention: Corporate Secretary, no later than the close of business on May 16, 2019. Applicable SEC rules and regulations govern the submission of stockholder proposals and our consideration of them for inclusion in next year's proxy statement and form of proxy.

Pursuant to the Company's Bylaws, for any business not included in the proxy statement for the 2019 annual meeting to be brought before the meeting by a stockholder, the stockholder must give timely written notice of that business to the Corporate Secretary. To be timely, the notice must be received no later than the ninetieth day, nor earlier than the close of business on the one hundred twentieth day, prior to the first anniversary of the preceding year's annual meeting (provided, however, that in the event that the date of the annual meeting is more than thirty days before or more than seventy days after that anniversary date, notice must be delivered no earlier than the one hundred twentieth day prior to the annual meeting and not later than the close of business on the later of the ninetieth day prior to the annual meeting and the tenth day following the day on which a public announcement of the date of the meeting is first made by the Company). For the 2019 Annual Meeting, we anticipate that the meeting date will be September 13, 2019. Based on this anticipated meeting date, notice must be received no earlier than May 16, 2019 and no later than the later of June 15, 2019 or the tenth day following the day on which a public announcement of the date of the meeting is first made by the Company. The notice must contain the information required by the Company's Bylaws. Similarly, a stockholder wishing to submit a director nomination directly at an annual meeting of stockholders must deliver written notice of the nomination within the same time period described in this paragraph and comply with the information requirements in our Bylaws relating to stockholder nominations.

A proxy may confer discretionary authority to vote on any matter at a meeting if we do not receive notice of the matter within the time frames described above. A copy of the Company's Bylaws is available on our website at www.libertytax.com under the "Investor Relations" link, by clicking on the "About Liberty" tab, or upon request to Liberty Tax, Inc., 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454, Attention: Corporate Secretary. The Chair of the meeting may exclude matters that are not properly presented in accordance with the foregoing requirements.

The Board of Directors knows of no other matters that will be presented at the meeting, but if other matters do properly come before the meeting, it is intended that the persons named in the proxy will vote according to their best judgment.

By Order of the Board of Directors,

Nicole Ossenfort President and Chief Executive Officer Liberty Tax, Inc.
A copy of the Company’s Annual Report on Form 10-K (including exhibits) as filed with the SEC for the year ended April 30, 2018 will be furnished without charge to stockholders upon written request directed to the Company’s Corporate Secretary at 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454.

Appendix A

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

~~JTH HOLDING~~ LIBERTY TAX, INC.

(Under Sections 242 and 245 of the
Delaware General Corporation Law)

It is hereby certified that:

1. The name of the corporation (hereinafter called the “Corporation”) is ~~JTH Holding~~ Liberty Tax, Inc.

2. The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware on September 23, 2010. The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 29, 2011.

3. This Second Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the written consent of its stockholders in accordance with Section 228 of the General Corporation Law of the State of Delaware.

4. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is ~~JTH Holding~~ Liberty Tax, Inc. (the “Corporation”).

ARTICLE II

ADDRESS OF REGISTERED OFFICE;
NAME OF REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (the “DGCL”).

ARTICLE IV

CAPITAL STOCK

Section 1. Authorized Shares. The total number of shares of stock which the Corporation is authorized to issue is ~~25,400,000~~ 25,000,000 shares, of which ~~21,200,000~~ 22,000,000 shares shall be shares of ~~Class A~~ Common Stock, par value $0.01 per share (the “~~Class A~~ Common Stock”), ~~1,000,000 shares shall be shares of Class B Common Stock, par value $0.01 per share (the “Class B Common Stock”, and together with the Class A Common Stock, the “Common Stock”), 190,000 shares shall be shares of Class A Convertible Preferred Stock, par value $0.01 per share (the “Class A Convertible Preferred Stock”), 10 shares shall be shares of Special Voting Preferred Stock, par value $0.01 per share (the “Special Voting Preferred Stock”) and 3,009,990~~ and 3,000,000 shares shall be shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).

Section 2. Common Stock. The ~~Class A Common Stock and the Class B~~ Common Stock shall have the following powers, designations, preferences and rights and qualifications, limitations and restrictions:

(a) Voting Rights.

~~(i) Except as otherwise provided herein or by applicable law, the holders of Class A Common Stock and Class B Common Stock shall at all times vote together as a single class on all matters submitted to a vote of the stockholders of the Corporation.~~
~~(ii)~~ Except as otherwise provided herein or by applicable law, each holder of ~~Class A Common Stock and Class B~~ Common Stock shall be entitled to one vote for each share of ~~Class A~~ Common Stock held of record by such holder as of the applicable record date on any matter that is submitted to a vote of the stockholders of the Corporation.

~~(iii) The holders of the Class B Common Stock shall be entitled to one vote for each share thereof held by them in the election of the minimum number of Directors necessary to constitute a majority of the entire Board of Directors, voting separately and as a class (the “Class B Director Designees”), and the holders of the Class A Common Stock shall, subject to Section 3(a)(i)(2) of this Article IV, as applicable, be entitled to one vote for each share held by them in the election of the balance of the Board of Directors, voting separately and as a class (the “Class A Director Designees”); provided, that if, as of the record date for determining the stockholders entitled to vote at any annual or special meeting of the stockholders of the Corporation following the IPO (as hereinafter defined), the aggregate number of shares of Common Stock owned, directly or indirectly, by the Registered Holders is less than five percent (5%) of the aggregate number of outstanding shares of Common Stock, this Section 2(a)(iii) of Article IV shall have no further force and effect.~~

Notwithstanding the foregoing, except as otherwise required by applicable law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate of Incorporation (including any certificate filed with the Secretary of State establishing the terms of a series of Preferred Stock in accordance with Section 3 of this Article IV) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of the affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to applicable law or this Second Amended and Restated Certificate of Incorporation (including any certificate filed with the Secretary of State establishing the terms of a series of Preferred Stock in accordance with Section 3 of this Article IV).

(b) Dividends and Distributions. Except as may be provided in a resolution or resolutions of the Board of Directors providing for any series of Preferred Stock outstanding at any time, the holders of ~~Class A Common Stock and the holders of Class B~~ Common Stock shall be entitled to share equally, on a per share basis, in such dividends and other distributions of cash, property or shares of stock of the Corporation as may be declared by the Board of Directors from time to time with respect to the Common Stock out of assets or funds of the Corporation legally available therefor~~; provided, however, that in the event that such dividend is paid in the form of Common Stock or rights to acquire Common Stock, the holders of Class A Common Stock shall receive shares of Class A Common Stock or rights to acquire shares of Class A Common Stock, as the case may be, and the holders of shares of Class B Common Stock shall receive shares of Class B Common Stock or rights to acquire shares of Class B Common Stock, as the case may be~~.

(c) Liquidation, etc. Except as may be provided in a resolution or resolutions of the Board of Directors providing for any series of Preferred Stock outstanding at any time, in the event of a voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, the holders of ~~Class A Common Stock and the holders of Class B~~ Common Stock shall be entitled to share equally, on a per share basis, in all assets of the Corporation of whatever kind available for distribution to the holders of Common Stock.

~~(d) Subdivision or Combination. If the Corporation in any manner subdivides or combines the outstanding shares of one class of Common Stock, the outstanding shares of the other class of Common Stock will be subdivided or combined in the same manner.~~

~~(e) Equal Status. Except as expressly provided in this Article IV, Article V and Article IX (including, without limitation, except as set forth in Section 2(a) hereof), shares of Class A Common Stock and Class B Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respect as to all matters. In any merger, consolidation, reorganization or other business combination, the consideration received per share by the holders of the Class A Common Stock and the holders of the Class B Common Stock in such merger, consolidation, reorganization or other business combination shall be identical; provided, however, that if such consideration consists, in whole or in part, of shares of capital stock of, or other equity interests in, the Corporation or any other corporation, partnership, limited liability company or other entity, then the powers, designations, preferences and relative, common, participating, optional or other special rights and qualifications, limitations and restrictions of such shares of capital stock or other equity interests may differ to the extent that the powers, designations, preferences and relative, common, participating, optional or other special rights and qualifications, limitations and restrictions of the Class A Common Stock and Class B Common Stock differ as provided herein (including, without limitation, with respect to the voting rights and conversion provisions hereof); and provided, further, that, if the holders of the Class A Common Stock or the holders of the Class B Common Stock are granted the right to elect to receive one of two or more alternative forms of consideration, the foregoing provision shall be deemed satisfied if holders of the other class are granted identical election rights. Any consideration to be paid to or received by holders of Class A Common Stock or holders of Class B Common Stock pursuant to any employment, consulting, severance, non-competition or other similar arrangement approved by the Board of Directors, or any duly authorized committee thereof, shall not be considered to be “consideration received per share” for purposes of the foregoing provision, regardless of whether such consideration is paid in connection with, or conditioned upon the completion of, such merger, consolidation, reorganization or other business combination.~~

~~(f) Conversion.~~

~~(i) As used in this Amended and Restated Certificate of Incorporation, the following terms shall have the following meanings:~~

~~(1) “Permitted Transfer” shall mean:~~

~~(a) the Transfer of any share or shares of Class B Common Stock to one or more Permitted Transferees of the Registered Holder of such share or shares of Class B Common Stock, or to one or more other Registered Holders and/or Permitted Transferees of those other Registered Holders, or the subsequent Transfer of any share or shares of Class B Common Stock by any such transferee to the Registered Holder and/or one or more other Permitted Transferees of the Registered Holder;~~

~~(b) the grant of a revocable proxy to an officer or officers or a director or directors of the Corporation at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders;~~
~~(c) the pledge of a share or shares of Class B Common Stock that creates a security interest in such pledged share or shares pursuant to a bona fide loan or indebtedness transaction, in each case with a third party lender that makes such loan in the ordinary course of its business, so long as the Registered Holder of such pledged share or shares or one or more Permitted Transferees of the Registered Holder continue to exercise exclusive Voting Control over such pledged share or shares; provided, however, that a foreclosure on such pledged share or shares or other action that would result in a Transfer of such pledged share or shares to the pledgee shall not be a “Permitted Transfer” within the meaning of this Section 2(f)(i)(1)(c);~~

~~(d) the existence or creation of a power of appointment or authority that may be exercised with respect to a share or shares of Class B Common Stock held by a trust; provided, however, that the Transfer of such share or shares of Class B Common Stock upon the exercise of such power of appointment or authority shall not be a “Permitted Transfer” within the meaning of this Section 2(f)(i)(1)(d); and~~

~~(e) any Transfer approved in advance by the Board of Directors, or a majority of the independent directors serving thereon, upon a determination that such Transfer is consistent with the purposes of the foregoing provisions of this definition of “Permitted Transfer”.~~

~~For the avoidance of doubt, the direct Transfer of any share or shares of Class B Common Stock by a Registered Holder to any other person shall qualify as a “Permitted Transfer” within the meaning of this Section 2(f)(i)(1), if such Transfer could have been completed indirectly through one or more transactions involving more than one Transfer, so long as each Transfer in such transaction or transactions would otherwise have qualified as a “Permitted Transfer” within the meaning of this Section 2(f)(i)(1). For the further avoidance of doubt, a Transfer may qualify as a “Permitted Transfer” within the meaning of this Section 2(f)(i)(1) under any one or more than one of the clauses of this Section 2(f)(i)(1) as may be applicable to such Transfer, without regard to any proviso in, or requirement of, any other clause(s) of this Section 2(f)(i)(1).~~

~~(2) “Permitted Transferee” shall mean with respect to any Registered Holder:~~

~~(a) a trust or trusts for the sole current benefit of the Registered Holder;~~

~~(b) one or more corporations, partnerships, limited liability companies or other entities so long as all of the equity interests in such entities are owned, directly or indirectly, by the Registered Holder, and the Registered Holder has sole dispositive power and exclusive Voting Control with respect to such shares;~~

~~(c) the guardian or conservator of any Registered Holder who has been adjudged disabled, incapacitated, incompetent or otherwise unable to manage his or her own affairs by a court of competent jurisdiction, in such guardian’s or conservator’s capacity as such, and/or the executor, administrator or personal representative of the estate of any Registered Holder who is deceased, in such executor’s, administrator’s or personal representative’s capacity as such; and~~

~~(d) with respect to any bankrupt or insolvent Registered Holder, the trustee or receiver of the estate of such bankrupt or insolvent Registered Holder, in such trustee’s or receiver’s capacity as such.~~

~~For the avoidance of doubt, the “Permitted Transferees” of any Registered Holder within the meaning of this Section 2(f)(i)(2) may be determined under any one or more than one of the clauses of this Section 2(f)(i)(2), if such clauses are applicable to the Registered Holder. For the further avoidance of doubt, references to a “trust” shall mean the trust or the trustee or trustees of such trust acting in such capacity, as the context may require.~~

~~(3) “Registered Holder” shall mean (a) the registered holder of any share or shares of Class B Common Stock immediately prior to the consummation of the initial public offering of shares of Class A Common Stock (the “IPO”), and (b) the initial registered holder of any share or shares of Class B Common Stock that are originally issued by the Corporation after the consummation of the IPO.~~

~~(4) “Transfer” of a share or shares of Class B Common Stock shall mean any direct or indirect sale, exchange, assignment, transfer, conveyance, gift, hypothecation or other transfer or disposition (including, without limitation, the granting or exercise of a power of appointment or a proxy, attorney in fact, power of attorney or otherwise) of such share or shares or any legal or beneficial interest~~

~~in such share or shares, whether or not for value and whether voluntary or involuntary or by operation of law. A “Transfer” shall include, without limitation, a transfer of a share or shares of Class B Common Stock to a broker or other nominee (regardless of whether or not there is a corresponding change in beneficial ownership), and the transfer of, or entering into any agreement, arrangement or understanding with respect to, Voting Control over a share or shares of Class B Common Stock.~~

~~(5) “Voting Control” shall mean, with respect to a share or shares of Class B Common Stock, the power, whether exclusive or shared, revocable or irrevocable, to vote or direct the voting of such share or shares of Class B Common Stock, by proxy, voting agreement or otherwise.~~

~~(ii) Each share of Class B Common Stock shall be convertible into one fully paid and non-assessable share of Class A Common Stock at the option of the holder thereof at any time, and from time to time, upon written notice to the transfer agent of the Corporation.~~

~~(iii) Subject to Section 2(f)(vi) of this Article IV, a share of Class B Common Stock shall automatically, without any further action on the part of the Corporation, any holder of Class B Common Stock or any other party, convert into one fully paid and non-assessable share of Class A Common Stock upon a Transfer of such share following the IPO, other than a Permitted Transfer; provided, however, that each share of Class B Common Stock transferred to a Permitted Transferee shall automatically convert into one fully paid and non-assessable share of Class A Common Stock if any event occurs following the IPO, or any state of facts arises or exists following the IPO, that causes such person to no longer qualify, as applicable, as a “Permitted Transferee” within the meaning of Section 2(f)(i)(2) of this Article IV.~~

~~(iv) Each share of Class B Common Stock shall automatically, without any further action on the part of the Corporation, any holder of Class B Common Stock or any other party, convert into one fully paid and non-assessable share of Class A Common Stock if, as of the record date for determining the stockholders entitled to vote at any annual or special meeting of the stockholders of the Corporation following the IPO, the aggregate number of shares of Common Stock owned, directly or indirectly, by the Registered Holders is less than five percent (5%) of the aggregate number of outstanding shares of Common Stock.~~

~~(v) The Board of Directors, or any duly authorized committee thereof, may, from time to time, establish such policies and procedures relating to the conversion of a share or shares of Class B Common Stock into a share or shares of Class A Common Stock and the general administration of this dual class common stock structure, including the issuance of stock certificates with respect thereto, as it may deem necessary or advisable, and may request or require that holders of a share or shares of Class B Common Stock furnish affidavits or other proof to the Corporation as it may deem necessary or advisable to verify the ownership of such share or shares of Class B Common Stock and to confirm that an automatic conversion into a share or shares of Class A Common Stock has not occurred. If the Board of Directors, or a duly authorized committee thereof, determines that a share or shares of Class B Common Stock have been inadvertently Transferred in a Transfer that is not a Permitted Transfer, or any other event shall have occurred, or any state of facts arisen or come into existence, that would inadvertently cause the automatic conversion of such shares into Class A Common Stock pursuant to Section 2(f)(iii) of this Article IV, and the Registered Holder shall have cured or shall promptly cure such inadvertent Transfer or the event or state of facts that would inadvertently cause such automatic conversion, then the Board of Directors, or a duly authorized committee thereof, may determine that such share or shares of Class B Common Stock shall not have been automatically converted into Class A Common Stock pursuant to Section 2(f)(iii) of this Article IV.~~

~~(vi) In the event of a conversion of a share or shares of Class B Common Stock into a share or shares of Class A Common Stock pursuant to this Section 2, such conversion shall be deemed to have been made (a) in the event of a voluntary conversion pursuant to Section 2(f)(ii) of this Article IV, at the close of business on the business day on which written notice of such voluntary conversion is received by the transfer agent of the Corporation, (b) in the event of an automatic conversion upon a Transfer following the IPO or if any other event occurs following the IPO, or any state of facts arises or exists following the IPO, that would cause an automatic conversion pursuant to Section 2(f)(iii) of this Article IV, at the time that the Transfer of such share or shares occurred or at the time that such other event occurred, or state of facts arose, as applicable, and (c) in the event of an automatic conversion of all shares of Class B Common Stock pursuant to Section 2(f)(iv) of this Article IV, at the close of business on the record date on which the Registered Holders own less than the requisite percentage of outstanding shares of Common Stock following the IPO. Upon any conversion of a share or shares of Class B Common Stock to a share or shares of Class A Common Stock, subject only to rights to receive any dividends or other distributions payable in respect of such share or shares of Class B Common Stock with a record date prior to the date of such conversion, all rights of the holder of a share or shares of Class B Common Stock shall cease and such person shall be treated for all purposes as having become the registered holder of such share or shares of Class A Common Stock. Shares of Class B Common Stock that are converted into shares of Class A Common Stock as provided in this Section 2 shall be retired and may not be reissued.~~

~~(g) Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.~~

~~(h) Limitation on Future Issuance. Except as otherwise provided in or contemplated by Sections 2(b), 2(d) or 2(e) of this Article IV, the Corporation shall not issue additional shares of Class B Common Stock after this Amended and Restated Certificate of Incorporation becoming effective pursuant to the DGCL (the “Effective Time”).~~

Section 3. Preferred Stock.

~~(a) Class A Convertible Preferred Stock. The Class A Convertible Preferred Stock Stock shall have the following powers, designations, preferences and rights and qualifications, limitations and restrictions:~~

~~(i) Voting Rights.~~

~~(1) In addition to the rights specified in this Amended and Restated Certificate of Incorporation, any other rights provided in any agreement between the Corporation and holders of Class A Convertible Preferred Stock, or in the Corporation’s Bylaws or by law, holders of Class A Convertible Preferred Stock shall be entitled to receive notice of all meetings of stockholders and shall vote as one class with the holders of the Class A Common Stock (except as provided in Section 3(a)(i)(2) of this Article IV), based upon the number of shares of Class A Common Stock into which such shares of Class A Convertible Preferred Stock may be converted as provided in Section 3(a)(iv) of this Article IV.~~

~~(2) The holders of the Class A Convertible Preferred Stock, voting as a separate class, shall be entitled to elect, re-elect, remove and replace from time to time two directors of the Corporation (the “Class A Convertible Preferred Director Designees”). Such directors shall be designated as provided in the Purchase Agreement (as hereinafter defined), and the right of the holders of the Class A Convertible Preferred Stock shall expire as provided in the Purchase Agreement or in accordance with this Amended and Restated Articles of Incorporation.~~

~~(ii) Dividends. The holder of each share of Class A Convertible Preferred Stock shall be entitled~~
~~to receive, when and as declared by the Board of Directors of the Corporation for the Common Stock, out of funds legally available for that purpose, dividends in cash, stock or otherwise, in connection with which each share of Class A Convertible Preferred Stock shall be treated as if it has been converted into shares of Class A Common Stock as provided in Section 3(a)(iv) of this Article IV.~~

~~(iii) Rights Upon Liquidation, Dissolution or Winding Up.~~

~~(1) In the event of: (i) any voluntary or involuntary liquidation, dissolution, liquidation or winding up of the Corporation; (ii) any voluntary or involuntary bankruptcy properly commenced by or against the Corporation, which if involuntary is not dismissed or stayed within 90 days after such commencement; (iii) any business combination of the Corporation; or (iv) any foreclosure by creditors of the Corporation on substantially all assets of, or equity interests in, the Corporation, which foreclosure is not dismissed or stayed within 90 days after such foreclosure, any assets of the Corporation available for distribution to its stockholders shall be distributed in the following order or priority:~~

~~(a) The holders of Class A Convertible Preferred Stock shall be entitled to receive for each share of Class A Convertible Preferred Stock, prior and in preference to any distribution to the holders of all other equity securities of the Corporation, an amount equal to the Original Issuance Price (as hereinafter defined) per share for each share of Class A Convertible Preferred Stock then outstanding, plus an amount equal to the Original Issuance Price multiplied by 10% per annum from the Original Issuance Date (as hereinafter defined), compounded annually, until the date of such distribution.~~

~~(b) If the assets and funds of the Corporation available for distribution to the holders of Class A Convertible Preferred Stock shall be insufficient to permit the payment of the full preferential amounts set forth in Section 3(a)(iii)(1) of this Article IV, then all of the assets of the Corporation available for distribution to the Class A Convertible Preferred Stock shall be distributed to the holders of Class A Convertible Preferred Stock pro rata so that each share receives the same percentage of its respective liquidation value.~~

~~(2) A consolidation or merger of the Corporation with or into any other corporation or corporations in a transaction in which the shareholders of the Corporation receive cash, securities or other consideration in exchange for the shares of capital stock of the Corporation then held by them, or a similar business combination in which event the Corporation is not the surviving entity, any sale of 50% or more of the shares of the Corporation (other than in connection with an offering by the Corporation of newly issued securities), or any sale of all or substantially all of the assets of the Corporation occurring prior to an Event of Conversion (as hereinafter defined) shall, at the option of the holders representing at least 75% of the Class A Convertible Preferred Stock then outstanding exercised in writing within ten (10) business days after the Corporation shall have given notice of its intention to enter into any of the foregoing transactions, be deemed to be a liquidation, dissolution or winding up of the Corporation for the purposes of Section 3(a)(iii)(1) of this Article IV, and any assets of the Corporation available for distribution (and, in the case of certain reorganizations, mergers or consolidations subject to this paragraph, the securities received by the Corporation or its stockholders in such reorganization, merger or consolidation), shall be distributed pursuant to the order of preference set forth in Section 3(a)(iii)(1) of this Article IV, subject however to the right of the holders of the Class A Convertible Preferred Stock to convert the Class A Convertible Preferred Stock into Class A Common Stock as provided in Section 3(a)(iv) of this Article IV.~~

~~(iv) Conversion.~~

~~(1) The holder of any shares of Class A Convertible Preferred Stock shall have the right, at such holder’s option, at any time and from time to time to convert any of such shares of Class A Convertible Preferred Stock into shares of Class A Common Stock at the rate of ten shares of Class A Common Stock for each share of Class A Convertible Preferred Stock (the “Conversion Rate”). A holder of Class A Convertible Preferred Stock may elect to convert by surrender of the certificates representing the shares of Class A Convertible~~

~~Preferred Stock so to be converted in the manner provided in Section 3(a)(iv)(3) of this Article IV. The Conversion Rate shall be subject to adjustment as set forth in Section 3(a)(iv)(4) of this Article IV.~~

~~(2) Upon the occurrence of an Event of Conversion, all shares of Class A Convertible Preferred Stock then outstanding shall, by virtue of, and simultaneously with, the occurrence of the Event of Conversion and without any action on the part of the holder thereof, be deemed automatically converted into shares of Class A Common Stock at the Conversion Rate as last adjusted and then in effect for the shares of Convertible Preferred Stock being converted.~~

~~(3) The holder of any shares of Convertible Preferred Stock may exercise the conversion right pursuant to Section 3(a)(iv)(1) of this Article IV as to any part thereof by delivering to the Corporation during regular business hours, at the office of any transfer agent of the Corporation for the Class A Convertible Preferred Stock or at such other place as may be designated by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed or assigned in blank or to the Corporation (if required by it), accompanied by written notice stating that the holder elects to convert such shares.~~

~~(4) The Conversion Rate shall be subject to adjustment from time to time as follows:~~

~~(a) If at any time after the Effective Time the number of shares of Class A Common Stock outstanding is increased by a stock dividend payable in shares of Class A Common Stock or by a subdivision or stock split of shares of Class A Common Stock, then following the record date fixed for the determination of holders of Class A Common Stock entitled to receive such stock dividend, subdivision or stock split, the Conversion Rate shall be appropriately increased so that the number of shares of Class A Common Stock issuable on conversion of each share of Class A Convertible Preferred Stock shall be increased in proportion to such increase in outstanding shares.~~

~~(b) If at any time after the Effective Time the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, following the record date for such combination, the Conversion Rate shall be appropriately decreased so that the number of shares of Class A Common Stock issuable on conversion of each share of Class A Convertible Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.~~

~~(c) If, at any time after the Effective Time, there is any capital reorganization, or any reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Corporation with or into another person (other than a consolidation or merger in which the Corporation is the continuing corporation and which does not result in any change in the Common Stock) or of the sale or other disposition of all or substantially all the properties and assets of the Corporation as an entirety to any other person, each share of Class A Convertible Preferred Stock shall after such reorganization, reclassification, consolidation, merger, sale or other disposition be (unless, in the case of a consolidation, merger, sale or other disposition, payment shall have been made to the holders of all shares of Class A Convertible Preferred Stock of the full amount to which they shall have been entitled pursuant to Section 3(a)(iii) of this Article IV) convertible into the kind and number of shares of stock or other securities or property of the Corporation or of the corporation resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold or otherwise disposed to which the holder of the number of shares of Class A Common Stock deliverable (immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale or other disposition) upon conversion of such share would have been entitled upon such reorganization, reclassification, consolidation, merger, sale or other disposition. The provisions of this subparagraph shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.~~

~~(d) In the event of the occurrence of any event or transaction after the Effective Time not contemplated by Section 3(a)(iv)(4) of this Article IV that would require an adjustment to the Conversion Rate to remain consistent with the intent and purpose of Section 3(a)(iv)(4) of this Article IV, then the Board of Directors shall make such adjustment to the Conversion Rate as they shall deem reasonable and consistent with the intentions and purposes of Section 3(a)(iv)(4) of this Article IV and general principles of equity.~~

~~(5) Whenever the Conversion Rate shall be adjusted as provided in Section 3(a)(iv)(4) of this Article IV, the Corporation shall forthwith file, at the office of the transfer agent for the Class A Convertible Preferred Stock or at such other place as may be designated by the Corporation, a statement, approved by its Board of Directors, showing in detail the facts requiring such adjustment and the Conversion Rate that shall be in effect after such adjustment. The Corporation shall also cause a copy of such statement to be sent by first~~
~~class certified mail, return receipt requested and postage prepaid, to each holder of shares of Class A Convertible Preferred Stock at its address appearing on the Corporation’s records. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of subparagraph (f).~~

~~(6) In the event the Corporation shall propose to take any action of the types described in clauses (a), (b), (c) or (d) of Section 3(a)(iv)(4) of this Article IV, the Corporation shall use reasonable efforts to give 30 days prior notice to each holder of shares of Class A Convertible Preferred Stock, in the manner set forth in subparagraph (e), which notice shall specify the record date, if any, with respect to any such action, the date on which such action is to take place and such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action.~~

~~(7) The Corporation shall reserve, and at all times from and after the Effective Time keep reserved, free from preemptive rights, out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of~~

~~the shares of Class A Convertible Preferred Stock, sufficient shares to provide for the conversion of all outstanding shares of Class A Convertible Preferred Stock.~~

~~(8) All shares of Class A Common Stock which may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and nonassessable.~~

~~(9) If at any time after the Effective Time stock of any class of the Corporation other than Class A Common Stock is delivered as a stock dividend on outstanding Common Stock, then in addition to any shares receivable upon conversion of Class A Convertible Preferred Stock, the holder shall upon such conversion be entitled to receive the same number of the shares of dividend stock plus any shares, securities or property issued upon any subsequent exchange, replacement, subdivision, or combination thereof, to which the holder would have been entitled had the Class A Convertible Preferred Stock been converted immediately prior to such stock dividend.~~

~~(v) Definitions.~~

~~(1) The term “Event of Conversion” shall mean the consummation of a public offering of shares of Common Stock of the Corporation pursuant to the Securities Act of 1933, as amended, (including the IPO) generating net proceeds to the Corporation of at least $15 million and reflecting a per share price of at least $3.75 per share of Common Stock.~~

~~(2) The term “Original Issuance Date,” for the purposes of this Amended and Restated Articles of Incorporation, shall mean the date of original issuance by JTH Tax, Inc., a Delaware corporation (predecessor to the Corporation), of each share of Class A Convertible Preferred Stock.~~

~~(3) The term “Original Issuance Price,” for the purposes of this Amended and Restated Certificate~~
~~of Incorporation, shall mean $1.25.~~

~~(4) The term “Purchase Agreement,” for the purposes of this paragraph 6.c., shall mean a certain Preferred Stock Purchase Agreement between the Corporation and an investor dated as of April 27, 1999.~~

~~(vi) Purchase Rights. If at any time the Corporation grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of Common Stock (the “Purchase Rights”), then each holder of Class A Convertible Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Class A Common Stock acquirable upon conversion of such holder’s Class A Convertible Preferred Stock immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights; or, if no such record is taken, the date as of which the record holders of Class A Common Stock are to be determined for the grant, issuance or sale of such Purchase Rights.~~

~~(b) Special Voting Preferred Stock. The Special Voting Preferred Stock shall have the following powers, designations, preferences and rights and qualifications, limitations and restrictions:~~

~~(i) Voting Rights. Except as otherwise provided herein or by applicable law, holders of Special Voting Preferred Stock shall be entitled to receive notice of all meetings of stockholders and shall vote as one class with the holders of Class A Common Stock based upon each share of Special Voting Preferred being entitled to vote as if it represented 100,000 shares of Class A Common Stock, and shall have no class or other voting rights.~~

~~(ii) Dividends. The holders of Special Voting Preferred Stock shall not be entitled to receive dividends in cash, stock or otherwise.~~

~~(iii) Conversion. The Special Voting Preferred Stock shall not be convertible into any other class or series of shares of the Corporation.~~

~~(iv) Redemption. The Corporation may redeem, purchase or acquire each outstanding share of Special Voting Preferred Stock, at a price of $1.00 per share, upon notice to the holder thereof given contemporaneously with any redemption, exchange or other event that causes DataTax Business Services Limited to cease to hold any outstanding shares in the capital of Liberty Tax Holding Corporation, an Ontario corporation. In addition, upon any redemption, exchange or other event that causes DataTax Business Services Limited to cease to hold a portion of its outstanding shares in the capital of Liberty Tax Holding Corporation, an Ontario corporation, the Corporation may redeem, purchase, or acquire the outstanding shares of Special Voting Preferred Stock, at a price of $1.00 per share, upon notice to the holder thereof given contemporaneously with such event, on the basis that one share of Special Voting Preferred Stock may be redeemed with respect to each 10,000 shares of Liberty Tax Holding Corporation (subject to adjustment for future issuances of shares of Liberty Tax Holding Corporation) subject to the redemption, exchange or other event. Upon redemption, purchase or other acquisition by the Corporation, the shares of Special Voting Preferred Stock shall no longer remain outstanding.~~

~~(c) Additional Series of Preferred Stock.~~ The Board of Directors is authorized, subject to limitations prescribed by law, to provide by resolution or resolutions for the issuance of a share or shares of Preferred Stock in one or more series of Preferred Stock ~~(in addition to the Class A Convertible Preferred Stock and the Special Voting Preferred Stock)~~ and, by filing a certificate of designation pursuant to the DGCL setting forth a copy of such resolution or resolutions, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and the qualifications, limitations, and restrictions thereof. The authority of the Board of Directors with respect to any additional series of Preferred Stock shall include, but not be limited to, determination of the following:

(~~i~~a) the number of shares constituting any series and the distinctive designation of that series;

(~~ii~~b) the dividend rate on the shares of any series, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(~~iii~~c) whether any series shall have voting rights, in addition to the voting rights provided by applicable law, and, if so, the number of votes per share and the terms and conditions of such voting rights;

(~~iv~~d) whether any series shall have conversion privileges and, if so, the terms and conditions of conversion, including provision for adjustment of the conversion rate upon such events as the Board of Directors shall determine;

(~~v~~e) whether the shares of any series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(~~vi~~f) whether any series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(~~vii~~g) the rights of the shares of any series in the event of voluntary or involuntary dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(~~viii~~h) any other powers, preferences, rights, qualifications, limitations, and restrictions of any series.

Notwithstanding the provisions of Section 242(b)(2) of the DGCL, the number of authorized shares of Preferred Stock and Common Stock may, without a class or series vote, be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s then outstanding capital stock, voting together as a single class.

ARTICLE V

BOARD OF DIRECTORS

Section 1. Powers of the Board. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by applicable law or by this Second Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

Section 2. Number of Directors. Except as may be provided in a resolution or resolutions of the Board of Directors providing for any series of Preferred Stock with respect to any directors elected (or to be elected) by the holders of such series, ~~(a)~~ the total number of directors constituting the entire Board of Directors shall consist of not less than five nor more than fifteen members, with the precise number of directors to be determined from time to time exclusively by a vote of a majority of the entire Board of Directors~~, and (b) if the number of directors is changed, any increase or decrease shall be apportioned among the classes of directors in the manner as the Board of Directors shall determine so as to maintain the number of directors in each class as nearly equal in number as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director~~.

Section 3. ~~Removal of Directors. Except as may be provided in a resolution or resolutions of the Board of Directors providing for any series of Preferred Stock with respect to any directors elected by the holders of such series and except as otherwise required by applicable law, (a) any or all of the Class A Director Designees may be removed from office, with or without cause, only by the affirmative vote of the holders of at least a majority of the shares of the Class A Common Stock, entitled to vote generally in the election of directors, voting together as a single class, (b) any or all of the Class B Director Designees may be removed from office, with or without cause, only by the affirmative vote of the holders of at least a majority of the shares of the Class B Common Stock entitled to vote generally in the election of directors, voting together as a single class, and (c) any or all of the Class A Convertible Preferred Director Designees may be removed from office, with or without cause, only by the affirmative vote of the holders of at least a majority of the shares of the Class A Convertible Preferred Stock, entitled to vote generally in the election of directors, voting together as a single class.~~

~~Section 4. Vacancies. Except as may be provided in a resolution or resolutions providing for any series of Preferred Stock with respect to any directors elected (or to be elected) by the holders of such series, any vacancies in the Board of Directors and any newly created directorships resulting by reason of any increase in the number of directors may be filled only by the affirmative vote of the holders of at least a majority of the shares of the applicable class of capital stock entitled to elect such director, voting together as a single class, and any~~

~~directors so appointed shall hold office until the next election of the class of directors to which such directors have been appointed and until their successors are elected and qualified.~~
~~Section 6.~~ Bylaws. The Board of Directors shall have the power to adopt, amend, alter, change or repeal any and all Bylaws of the Corporation.

Section ~~7.~~4. Elections of Directors. Elections of directors need not be by ballot unless the Bylaws of the Corporation shall so provide.

Section ~~8.~~5. Officers. Except as otherwise expressly delegated by resolution of the Board of Directors, the Board of Directors shall have the exclusive power and authority to appoint and remove officers of the Corporation.

ARTICLE VI

DIRECTOR LIABILITY

A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as it presently exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director existing hereunder with respect to any act or omission occurring prior to such amendment, modification or repeal.

ARTICLE VII

INDEMNIFICATION

Section 1. Right of Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, manager, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence or Section 2 of this Article VII, except as otherwise provided in Section 3 of this Article VII, the Corporation shall be required to indemnify, or advance expenses to, a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board of Directors.

Section 2. Prepayment of Expenses. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article VII or otherwise.

Section 3. Claims. If a claim for indemnification (following the final disposition of the Proceeding with respect to which indemnification is sought, including any settlement of such Proceeding) or advancement of expenses under this Article VII is not paid in full within thirty days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by applicable law. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under this Article VII and applicable law.

Section 4. Non-Exclusivity of Rights. The rights conferred on any Covered Person by this Article VIII shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, any other provision of this Second Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation, or any agreement, vote of stockholders or disinterested directors or otherwise.

Section 5. Amendment or Repeal. Any right to indemnification or to advancement of expenses of any Covered Person arising hereunder shall not be eliminated or impaired by an amendment to or repeal of this Article VII after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought.

Section 6. Other Indemnification and Advancement of Expenses. This Article VII shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

ARTICLE VIII

SECTION 203

The Corporation elects not to be governed by Section 203 of the DGCL.

ARTICLE IX

FORUM SELECTION

    Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or the Corporation’s certificate of incorporation or bylaws or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this ARTICLE IX.

ARTICLE X

AMENDMENT

The Corporation hereby reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation in any manner permitted by the DGCL and all rights and powers conferred upon stockholders and/or directors herein are granted subject to this reservation~~; provided, that (a) any amendment, alteration, change or repeal of (i) Section 2(a)(iii) of Article IV, (ii) Section 2(f) of Article IV and (iii) Sections 3 and 4 of Article V shall require the affirmative vote of the holders of a majority of the Class B Common Stock, voting together as a single class, (b) no additional Class A Convertible Preferred Stock may be authorized, nor any provision of the terms of the Class A Convertible Preferred Stock may be amended, modified or waived without the written consent or affirmative vote of the holders of at least 66% of the then outstanding shares of Class A Convertible Preferred Stock, voting separately as a single class, and (c) no additional Special Voting Preferred Stock may be authorized, nor may any provision of the terms of the Special Voting Preferred Stock may be amended, modified or waived without the unanimous written consent or unanimous affirmative vote of the holders of the then outstanding shares of Special Voting Preferred Stock, voting separately as a single class. Any vote of stockholders required by this Article IX shall be in addition to any other vote that may be required by applicable law, the Bylaws of the Corporation or any agreement with a national securities exchange or otherwise~~.

IN WITNESS WHEREOF, ~~JTH Holding~~ Liberty Tax, Inc. has caused this Second Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer this ~~29th~~[•] day of ~~June~~[•], ~~2011~~2018.

~~JTH HOLDING~~ LIBERTY TAX, INC.

By
~~/s/ James J. Wheaton~~

Name:
~~James J. Wheaton~~

Title:
~~Vice President~~

Shareowner Services[SM]
P.O. Box 64945
St. Paul, MN 55164-0945

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD TO SHAREOWNER SERVICES ADDRESS ABOVE.

The Board of Directors Recommends a Vote "FOR" Items 1, 2, 3 and 5 and a Vote for the option of "1 YEAR" for Item 4.

1. Election of directors:

01 Matthew Avril	04 Brian R. Kahn	07 G. William Minner, Jr.
02 Patrick A. Cozza	05 Andrew M. Laurence	08 Bryant R. Riley
03 Thomas Herskovits	06 Lawrence Miller	09 Kenneth M. Young

☐ Vote FOR all nominees (except as marked) ☐ Vote WITHHELD from all nominees

The Board of Directors recommends a vote FOR the director nominees.

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Proposal ☐ For ☐ Against ☐ Abstain

3. Proposal ☐ For ☐ Against ☐ Abstain

4. Proposal ☐ 1 Year ☐ 2 Years ☐ 3 Years ☐ Abstain

5. Proposal ☐ For ☐ Against ☐ Abstain

THE SHARES REPRESENTED BY THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED ABOVE OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐

Date ______________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

Liberty Tax, Inc.

ANNUAL MEETING OF STOCKHOLDERS

December 13, 2018
1:30 p.m., Eastern Time

Liberty Tax, Inc. Corporate Headquarters
1732 Corporate Landing Parkway
Virginia Beach, Virginia 23454

Liberty Tax, Inc.
1716 Corporate Landing Parkway
Virginia Beach, VA 23454

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on December 13, 2018.

The shares represented by this proxy, when properly executed, will be voted as directed on the reverse side.

If no such directions are given, this proxy will be voted "FOR" Items 1, 2, 3 and 5 and for the option of "1 YEAR" for Item 4.

By signing the proxy, you revoke all prior proxies and appoint Nicole Ossenfort, Michael Piper and Tiffany McMillian-McWaters, and each of them with full power of substitution, to represent and to vote all of your shares that you are entitled to vote on the matters shown on the reverse side and any other matters which may properly come before the Annual Meeting and any adjournments or postponements thereof.

See reverse for voting instructions.